Exhibit 10.2

SECURED REVOLVING CREDIT AGREEMENT

by and among

LEXINGTONPARK PARENT CORP.

(to be renamed COWEN GROUP, INC.)

Borrower

and

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

Administrative Agent

Dated as of November 2, 2009

7.	REPRESENTATIONS AND WARRANTIES		32
	7.1	Organization and Qualification	32
	7.2	Authority Relative to the Loan Documents; Board Action	33
	7.3	No Violation	33
	7.4	Consents and Approvals	33
	7.5	Enforceable Obligations	34
	7.6	Priority of Liens	34
	7.7	Capital Stock	34
	7.8	Subsidiaries	34
	7.9	Absence of Certain Changes or Events	34
	7.10	Reports and Financial Statements; Undisclosed Liabilities	35
	7.11	Litigation	36
	7.12	Compliance with Applicable Laws and Permits	36
	7.13	Significant Agreements	37
	7.14	Event of Default	38
	7.15	Insurance	38
	7.16	Employee Benefit Plans	38
	7.17	Taxes	39
	7.18	Properties	40
	7.19	Intellectual Property	41
	7.20	Transactions with Affiliates	41
	7.21	Investment Contracts and Clients	42
	7.22	Accuracy of Loan Documents and Information	42
	7.23	Accounting Records; Internal Controls	42
	7.24	Fiscal Year	42
	7.25	Investment Company Act	42
	7.26	Margin Stock	43
	7.27	Anti-money Laundering	43
8.	AFFIRMATIVE COVENANTS		43
	8.1	Financial Statements and Other Reports	43
	8.2	Access to Information	45
	8.3	Maintenance of Existence and Rights	46
	8.4	Compliance with Law	46
	8.5	Payment of Taxes	46
	8.6	Notice of Default	46
	8.7	Compliance with Loan Documents	46
	8.8	Books and Records; Access	46
	8.9	Operations and Properties	47
	8.10	Insurance	47
	8.11	Maintenance of Liens	47
	8.12	Net Investment Balance	47
9.	NEGATIVE COVENANTS		47
	9.1	Agreements	47
	9.2	ERISA Compliance	47
	9.3	Restricted Payments	48

	9.4	Incurrence of Additional Debt	48
	9.5	Limitation on Liens	48
	9.6	Merger, Consolidation or Sale of Assets	48
	9.7	Transactions with Affiliates	49
	9.8	Financial Condition	49
	9.9	Changes in Accounting Principles	50
	9.10	Fiscal Year	50
	9.11	Intellectual Property	50
	9.12	Use of Proceeds	50
	9.13	Additional Reporting Requirements	50
	9.14	Board Approval	50
10.	EVENTS OF DEFAULT		50
	10.1	Events of Default	50
	10.2	Remedies upon Event of Default with Respect to the Borrower	52
11.	THE ADMINISTRATIVE AGENT		52
	11.1	Appointment and Authorization of the Administrative Agent	52
	11.2	Delegation of Duties	53
	11.3	Liability of the Administrative Agent	53
	11.4	Reliance by Administrative Agent	53
	11.5	Notice of Default	54
	11.6	Credit Decision; Disclosure of Information by the Administrative Agent	54
	11.7	Indemnification of the Administrative Agent	54
	11.8	The Administrative Agent in its Individual Capacity	55
	11.9	Successor Administrative Agent	55
	11.10	The Administrative Agent May File Proofs of Claim	56
	11.11	Collateral Matters	56
12.	THE ISSUING BANK		56
	12.1	Appointment	56
	12.2	Nature of Duties	56
	12.3	Lack of Reliance on the Issuing Bank	57
	12.4	Certain Rights of the Issuing Bank	57
	12.5	Reliance	57
	12.6	Indemnification	57
	12.7	The Issuing Bank in Its Individual Capacity	58
	12.8	Resignation by the Issuing Bank	58
13.	MISCELLANEOUS		58
	13.1	Amendments and Waivers; Voting Rights	58
	13.2	Setoff	59
	13.3	Payments Set Aside	59
	13.4	Waiver	60
	13.5	Payment of Expenses	60
	13.6	Indemnification by Borrower	60
	13.7	Notice	61

13.8	Governing Law	61
13.9	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	61
13.10	Invalid Provisions	62
13.11	Entirety	62
13.12	Successors and Assigns	62
13.13	Maximum Interest	64
13.14	Confidentiality	64
13.15	Headings	65
13.16	Survival	65
13.17	USA Patriot Act Notice	65
13.18	Multiple Counterparts; Facsimile Execution	65

Exhibits

A	Letter of Credit in the stated amount of $6,745,569.00
B	Request for Borrowing
C	Rollover Notice/Conversion Notice
D	Note
E-1	Security Agreement (Borrower)
E-2	Security Agreement (Exchange Sub)
F	Opinion of Willkie Farr & Gallagher LLP, counsel to the Borrower
G	Weekly Report

Schedules

Schedule 7.7	Capital Stock
Schedule 7.8	Subsidiaries
Schedule 7.9	Absence of Certain Change or Events
Schedule 7.10	Reports and Financial Statements
Schedule 7.11	Litigation
Schedule 7.12	Compliance with Applicable Laws and Permits
Schedule 7.13	Significant Agreements
Schedule 7.17	Taxes
Schedule 7.18	Properties
Schedule 7.19	Intellectual Property
Schedule 7.20	Transactions with Affiliates
Schedule 7.21	Investment Contracts and Clients
Schedule 9.3	Restricted Payments
Schedule 9.4	Incurrence of Additional Debt

SECURED REVOLVING CREDIT AGREEMENT

THIS SECURED REVOLVING CREDIT AGREEMENT (this “Credit Agreement” or the “Agreement”) is dated as of November 2, 2009, by and among LEXINGTONPARK PARENT CORP. (to be renamed COWEN GROUP, INC.) (the “Borrower”), BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH as administrative agent (together with any successor appointed pursuant to Section 11.9 below, the “Administrative Agent”), issuer of the Letter of Credit (in such capacity, the “Issuing Bank”) and provider of Fronting Loans (in such capacity, the “Fronting Lender”) and the several banks and other financial institutions from time to time party hereto, whether as original signatories or pursuant to Section 13.12 (each, a “Lender” and collectively, the “Lenders”) (the “Lenders” and together with the Administrative, and Issuing Bank, and the Fronting Bank, each a “Credit Party” and collectively, the “Credit Parties”).

1.             DEFINITIONS

1.1          Defined Terms.  For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Accounting Principles” means GAAP or IAS, as the case may be.

“Action” is defined in Section 7.11 hereof.

“Administrative Agent” is defined in the introductory paragraph hereof.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person.  For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, by contract or otherwise.

“Affiliate Transaction” is defined in Section 9.7 hereof.

“Agreement” is defined in the introductory paragraph hereof.

“Applicable Jurisdiction” means the United States.

“Applicable Margin” means, (a) with respect to LIBOR Rate Loans, three hundred fifty basis points (3.50%) per annum, and (b) with respect to Base Rate Loans, one hundred fifty basis points (1.50%) per annum.

“Asset Coverage Ratio” as of any date of determination, the ratio of its aggregate Net Investment Balance to its Total Outstandings.

[Signature Page to Secured Revolving Credit Agreement - LexingtonPark Parent Corp.]

“Asset Coverage Shortfall” shall be deemed to exist when the Asset Coverage Shortfall Amount as of the end of any calendar month is greater than zero.

“Asset Coverage Shortfall Amount” means the amount that, if added to the Net Investment Balance, would cause the Asset Coverage Ratio to equal the Minimum Asset Coverage Ratio.

“Asset Exchange Agreement” means that certain Asset Exchange Agreement dated as of the date hereof by and among RAMIUS LLC, HVB ALTERNATIVE ADVISORS LLC, BAYERISCHE HYPO- UND VEREINSBANK AG, COWEN GROUP INC., LEXINGTONPARK PARENT CORP., and PARK EXCHANGE LLC.

“Assignee” is defined in Section 13.12(b)(ii) hereof.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Assignee, in a form mutually agreed to by the Borrower and the Administrative Agent.

“Attorney Costs” means all out-of-pocket fees and disbursements of any law firm or other external counsel.

“Bank Austria” or “BA” means Bank Austria Creditanstalt AG.

“Base Rate” means for any day, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% per annum, and (c) the LIBOR Rate plus 1.00%, in each case as in effect for such day, such rate to change as and when such Prime Rate or Federal Funds Effective Rate changes.

“Base Rate Conversion” shall have the meaning specified in Section 2.2(e) hereof.

“Base Rate Loan” means a Loan with respect to which the interest rate is calculated by reference to the Base Rate.

“Borrower” is defined in the introductory paragraph hereof.

“Borrower Principal” means any of Jeffrey Solomon, Peter A. Cohen, Morgan B. Stark or Thomas W. Strauss, and “Borrower Principals” means, collectively, all of the foregoing individuals.

“Borrowing” means (i) the deemed issuance of the Letter of Credit or (ii) a disbursement made by the Lender of any of the proceeds of the Loans to the Borrower.

“Bridge Credit Agreement” means the Secured Revolving Credit Agreement dated as of June 4, 2009 by and among Bayerische Hypo- und Vereinsbank AG, New York Branch as Administrative Agent, Issuing Bank and Lender and Ramius LLC as borrower.

“Bridge Credit Documents” means the Bridge Credit Agreement and the documents defined therein as “Loan Documents”

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close under the Laws of, or are in fact closed in, the State of New York, and if such day relates to any interest rate determinations as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the interbank Eurodollar market.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class of common stock and preferred stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Closing Date” means November 2, 2009.

“Collateral” is defined in Section 5.1 hereof.

“Collateral Documents” means the security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant, perfect and continue a security interest in the Collateral and any documents or instruments amending or supplementing the same, including, without limitation, the Security Agreement.

“Commitment” means (a) with respect to each Lender, such Lender’s obligation to (i) make Loans to the Borrower and (ii) purchase a ratable participation in Unpaid Drawings, in each case in the amounts set forth on Schedule I and (b) with respect to the Issuing Bank, to issue the Letters of Credit.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Compliance Certificate” is defined in Section 8.1(c) hereof.

“Confidential Information” means all information that a Loan Party furnishes to a Credit Party, whether written or oral, unless such Loan Party informs the recipient that such information is not confidential or marks such information as such, other than any such information that (i) is or becomes generally available to the public, other than as a result of a breach of the confidentiality provisions of this Agreement, or (ii) is or becomes available to such Person from a source other than a Loan Party, unless such Person has actual knowledge after due inquiry that (a) such source is bound by a confidentiality agreement or (b) such information has been previously furnished to such Person on a confidential basis.

“Constituent Documents” means, for any entity, its constituent or organizational documents.

“Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan as a LIBOR Rate Loan from one Interest Period to the next Interest Period.

“Controlled Group” means (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code or (b) the group of trades or businesses under common control as defined in Section 414(b), (c) (n) or (o) of the Internal Revenue Code, in each case of which Borrower is a part or may become a part.

“Conversion Date” means a LIBOR Conversion Date or Base Rate Conversion Date, as the context requires.

“Conversion Notice” is defined in Section 2.2(f) hereof.

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.2(b) or Section 4 hereof of one Type of Loan into another Type of Loan.

“Cowen” means Cowen Holdings, Inc.

“Credit Agreement” is defined in the introductory paragraph of this Agreement.

“Credit Parties” means the Administrative Agent, the Issuing Bank and all Lenders.

“Debt” of a Person means, at a particular time (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business on terms customary in the trade) in respect of which such Person is liable, contingently or otherwise, as guarantor, obligor or otherwise or in respect of which such Person has committed to assure a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (ii) indebtedness otherwise described in this definition guaranteed in any manner by such Person, including guaranties in the form of an agreement to repurchase or reimburse; provided that the amount of indebtedness otherwise described in this definition represented by any guaranty of limited recourse shall be the lesser of the amount of indebtedness otherwise described in this definition so guaranteed or the value of the asset to which the recourse of such indebtedness is limited, (iii) obligations under leases which shall have been, or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iv) obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP (other than leases described in clause (iii)), (v) any unfunded obligation of, or withdrawal liability incurred but not paid by, such Person with respect to a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA), (vi) net liabilities under Rate Hedging Obligations and (vii) all accounts payable of such Person, which are not being contested in good faith by appropriate proceedings and which are more than one hundred twenty (120) days past due.  Notwithstanding the foregoing, Debt of a Person shall not include any right of such Person to assume the obligations of a borrower under a mortgage loan to pay interest on such mortgage loan, or the exercise of such right; provided that such right arises in connection with such Person’s investment in such mortgage loan or in a participation therein.

“Debt Ratio” is defined in Section 9.8(b).

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default Rate” means, on any day, the lesser of (a) the Base Rate in effect on such day, plus the Applicable Margin, plus two percent (2%) or (b) the Maximum Rate.

“Dollar” and the symbol “$” mean the lawful currency of the United States.

“Eligible Lender” means (a) a Lender; (b) an Affiliate of a Lender; (c) a Related Fund of a Lender; (d) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (e) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $250,000,000; (f) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, so long as such bank is acting through a branch or agency located in the United States, (g) the central bank of any country that is a member of the Organization for Economic Cooperation and Development and (h) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity but excluding hedge funds) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $250,000,000.

“Enterprise Investment” means the limited partnership interests of the Partnership owned by the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” is defined in Section 7.16(d) hereof.

“Event of Default” is defined in Section 10.1 hereof.

“Event of Termination” means (a) any Reportable Event; (b) the determination that a Plan is “at risk” (within the meaning of section 302 of ERISA); (c) the failure to meet minimum funding standards or the filing pursuant to Section 412 of the Internal Revenue Code or ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any member of the Controlled Group from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any member of the Controlled Group of any notice, or the receipt by the Borrower or any member of the Controlled Group of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) exceed the fair market value of the assets of such Plan or (i) the assets of the Borrower are treated as “plan assets” within the meaning of 29 C.F.R. 2510.3-101 as modified by section 3(42) of ERISA.

“Exchange Sub” means Park Exchange LLC (to be renamed Ramius LLC).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“First Tier Entities” shall mean, collectively, the Exchange Sub, the Partnership and Cowen.

“Fronting Commitment” means the obligation of the Fronting Lender to make Fronting Loans pursuant to Section 2.10 in an aggregate principal amount at any one time outstanding not to exceed the Commitment of Bank Austria.

“Fronting Lender” means Bayerische Hypo-Und Vereinsbank AG, acting through its New York Branch.

“Fronting Loans” is defined in Section 2.10(a) hereof.

“Fronting Participation Amount” is defined in Section 2.11(d) hereof.

“Fund Consolidation Debt” is defined in the definition of “Permitted Debt” hereof.

“Fund Investor” is defined in Section 7.27 hereof.

“Fund Real Estate Agreement” means any agreement, contract or commitment, oral or written, to which any Fund that invests in real estate or real estate related securities or assets is a party or by which it or any of its assets are bound, constituting a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge and other agreement or instrument relating to the borrowing of money or the extension of credit.

“GAAP” means generally accepted accounting principles in the United States of America from time to time.

“Governing Documents” is defined in Section 7.7 hereof.

“Governmental Authority” means, with respect to the Borrower, any foreign government, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau, or court having jurisdiction over it or any of its respective businesses, operations, assets, or properties.

“Guaranty Obligations” of any Person means any contract, agreement or understanding of such Person pursuant to which such Person guarantees, or in effect guarantees, any indebtedness for borrowed money of any other Person (for purposes of this definition, the “Primary Obligor”) in any manner, whether directly or indirectly, including without limitation agreements: (a) to purchase such indebtedness or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of such indebtedness or (c) to purchase, for a fixed or measurable amount of money, property, or securities primarily for the purpose of assuring the holder of such indebtedness of the ability of the Primary Obligor to make payment of the indebtedness; provided, however, that “Guaranty Obligations” shall not include the endorsement by a Person in the ordinary course of business of negotiable instruments or documents for deposit or collection.

“HVB” means Bayerische Hypo-und Vereinsbank AG.

“HVB Group Parties” means BA, HVB and any of their respective Affiliates that are holders of common stock of the Borrower and not direct Subsidiaries of the Borrower.

“HVB/Ramius Agreements” shall mean (a) the Purchase Agreement, (b) the investment management agreements and investment reporting agreements to which HVB or BA and any Ramius Group Party is a party, and (c) the surviving provisions of the JV LLC Agreement.

“IAS” means the international accounting standards adopted by the International Accounting Standards Board, as in effect from time to time.

“Indemnified Taxes” are defined in Section 4.6 hereof.

“Indemnitee” and “Indemnitees” are defined in Section 13.6 hereof.

“Intellectual Property Rights” is defined in Section 7.19 hereof.

“Intercompany Loans” means any loans from the Borrower to any other Loan Party or from any other Loan Party to the Borrower which are (a) unsecured and are payable on demand; (b) at the time any such intercompany loan is made and after giving effect to such loan, both the creditor and obligor are Solvent; (c) the obligor of such loan shall use the proceeds thereof solely for corporate purposes arising in the ordinary course of business; (d) the entity borrowing under such loan shall have executed and delivered to the creditor, on the date of the funding of such loan, a demand promissory note to evidence any such obligation owing at any time; (e) the relevant Loan Parties shall have recorded such intercompany transactions on their respective books and records; and (f) no Event of Default or Potential Default shall have occurred and be continuing after giving effect to the incurrence of any such proposed intercompany loan.

“Interest Option” means the LIBOR Rate plus the Applicable Margin, or the Base Rate plus the Applicable Margin.

“Interest Payment Date” means (i) the last day of the Interest Period for such Loan; or (ii) such earlier date as such Loan shall mature, by acceleration or otherwise; and (c) as to any Loan, the date of any prepayment made hereunder, as to the amount prepaid.

“Interest Period” means; (a) as to any Base Rate Loan, the last Business Day of each month, commencing on the first of such days to occur after such Base Rate Loan is made or after any LIBOR Rate Loan is converted to a Base Rate Loan, or such earlier date as such Base Rate Loan shall mature, by acceleration or otherwise, and any Conversion Date with respect to such Loan, and (b) as to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a Loan and ending on the date one (1), two (2), or three (3) months thereafter, as selected by the applicable Borrower in its Request for Borrowing; provided, that, with respect to LIBOR Rate Loans, (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuing Bank” is defined in the introductory paragraph hereof.

“JV LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of December 31, 2004, by and among Ramius HVB Partners, LLC (n/k/a Ramius Fund of Funds Group LLC, HVB Alternative Advisors Inc., Bayerische-Hypo-Und Vereinsbank AG, C4S & Co., LLC, Peter Cohen, Jeffrey Solomon, Morgan Stark and Thomas Strauss.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the introductory paragraph hereof.

“Letter of Credit” means the letter of credit issued by the Issuing Bank in the form attached hereto as Exhibit A.

“Letter of Credit Fees” is defined in Section 2.8 hereof.

“Letter of Credit Outstandings” means the sum of (i) the Stated Amount of the Letter of Credit plus (ii) the aggregate amount of all Unpaid Drawings with respect to such Letter of Credit.

“Letter of Credit Sublimit” means $7,000,000.00.

“LIBOR Conversion Date” is defined in Section 2.2(f) hereof.

“LIBOR Rate” means for each day during each Interest Period with respect to a LIBOR Rate Loan:

(a)           the applicable Screen Rate for such Interest Period; or

(b)           if the applicable Screen Rate shall not be available, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s branch in London (or other branch or Affiliate of the Administrative Agent) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“Lien” means any lien, mortgage, security interest, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or otherwise.

“Loans” means a LIBOR Rate Loan or a Base Rate Loan.

“Loan Documents” means this Credit Agreement, the Note, if any (including any renewals, extensions, re-issuances and refundings thereof), the Letter of Credit, each of the Collateral Documents, any guaranty or other credit support for the Loans for the benefit of the Lenders, and such other written agreements and documents, and any amendments or supplements thereto or modifications thereof.

“Loan Parties” shall include the Borrower and its Subsidiaries.

“Loan Sublimit” means the Total Commitment, less the amount of the Letter of Credit Outstandings.

“Loans” means a LIBOR Rate Loan.

“Managed Accounts” means all investment accounts with respect to which the Borrower or any of its Affiliates serves as investment advisor.

“Managed Funds” means any investment funds not directly or indirectly wholly owned by the Borrower for which the Borrower or any of its Affiliates acts as investment advisor or is a general partner or managing member.

“Managing Employee” means (a) any of Jeffrey Solomon, Peter A. Cohen, Morgan B. Stark or Thomas W. Strauss or (b) any other Person whom a Lender (or its Affiliates) and the Borrower (or its Affiliates) determine in writing is a Managing Employee.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, any circumstances or events which could reasonably be expected to (i) have any material adverse effect upon the validity or enforceability of any of the Loan Documents executed by the Borrower or (ii) materially impair the ability of the Borrower to fulfill its obligations under the Loan Documents.

“Material Jurisdictions” is defined in Section 8.4 hereof.

“Material Lease” is defined in Section 7.18(b) hereof.

“Maturity Date” means the earliest of (a) the date upon which the Obligations become due and payable after the occurrence of an Event of Default; (b) the date upon which the Commitment terminates pursuant to Section 3.7 hereof and (c) September 29, 2011.

“Maximum Rate” means, with respect to any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Minimum Asset Coverage Ratio” shall be 6.67 to 1.00, [provided, that during the period beginning as of the Closing Date and ending as of January 4, 2010, the applicable ratio shall be 5.00 to 1.00.

“Multiemployer Plan” means any multiemployer plan as defined in section 3(37) of ERISA.

“Net Investment Balance” shall mean the net asset value of the interests in the Enterprise Investment pledged by the Borrower and Exchange Sub as collateral under the Security Agreements, as such net asset value is derived from (i) the net asset value of the underlying master fund reported from time to time in the Weekly Report in the column “Equity” and (ii) the percentage interest in the underlying master fund owned by the Partnership and the percentage interests in the Partnership represented by such pledged interests.

“Net Worth” means the Borrower’s consolidated net worth (calculated in accordance with GAAP, consistently applied).

“Note” is defined in Section 3.1 hereof.

“Obligations” means all indebtedness, obligations, and liabilities of the Borrower to the Credit Parties, and all renewals and extensions thereof, or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) and all interest and fees accruing thereon, and Attorney Costs incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed or contingent; together with all indebtedness, obligations, and liabilities of the Borrower to the Credit Parties evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.

“OFAC” is defined in Section 7.27 hereof.

“Other Taxes” is defined in Section 4.6(b) hereof.

“Participant” is defined in Section 13.12(c) hereof.

“Partnership” means Ramius Enterprise LP, a Delaware limited partnership.

“Patriot Act” is defined in Section 13.17 hereof.

“Permitted Debt” means (a) Debt under the Loan Documents; (b) Subordinated Debt; (c) Intercompany Debt; (d) Securities Lending Debt; (e) Debt incurred by the Borrower or any of its Subsidiaries in connection with its propriety securities trading business and incurred in the ordinary course of such business (all such Debt being herein referred to as “Trading Debt”); (f) Debt that is secured only by the assets purchased with the proceeds of such secured Debt, whether in the form of a secured loan or capital lease (all such Debt being referred to as “Secured Debt”); (g) Debt under any interest rate “cap” agreement, device or arrangement or other similar Rate Hedging Obligation with respect to the Loan Documents; (h) any Debt incurred (all such Debt being herein referred to as “Refinancing Debt”) to refinance, extend, renew, refund, repay, redeem or replace any Debt of a kind described in clause (f) or (g) (the “Refinanced Debt”) in an aggregate amount not exceeding the principal amount of the Refinanced Debt plus any required premium and fees and expenses in connection therewith; (h) Debt incurred by any Fund or any Subsidiary of a Fund in respect of which the Borrower or any of its Subsidiaries has liabilities or obligations solely by virtue of its status as general partner or investment manager of such Fund; (i) Debt incurred by any Fund or any Subsidiary of a Fund which is included on the consolidated financial statements of the Borrower and its Subsidiaries solely by virtue of the Borrower being an investment advisor, general partner or managing member of such Fund or Subsidiary of a Fund and which Debt is non-recourse to the Borrower and its Subsidiaries (all such Debt being herein referred to as “Fund Consolidation Debt”); (j) other unsecured Debt; provided, that no Event of Default or Potential Default shall have occurred and be continuing after giving effect to the incurrence of any such proposed Debt, and (k) any Guaranties issued by the Borrower with respect to the Permitted Debt described in clauses (b) through (k).

“Permitted Liens” means (a) Liens arising under the Collateral Documents; (b) Liens arising in connection with Permitted Debt; (c) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings (provided that in the case of contested taxes, appropriate reserves therefore have been established and funded on the books of the affected Borrower); (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and Liens securing judgments (if not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings (provided that in the case of contested liens, appropriate reserves therefore have been established and funded on the books of the affected Borrower)); (e) Liens in favor of depositary banks and securities intermediaries over accounts maintained by them in respect of ordinary course charges; (f) Liens securing the performance of bids, trade contracts (other than for Debt), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations (other than Debt) of a like nature incurred in the ordinary course of business; (g) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (h) Liens with respect to recorded minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially interfere with the ordinary conduct of the business conducted at any material property; (i) leases or subleases to any other Person in the ordinary course of business; (j) Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Debt permitted by Section 9.4 in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof; (k) Liens on patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property to the extent such Liens arise from the granting of licenses thereto to or from any Person in the ordinary course of business; and (l) Liens of fee mortgagees on real property in which the Borrower or any of its Subsidiaries has a leasehold interest.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any plan, including single employer and multi-employer plans to which Title IV of ERISA applies, or any retirement medical plan, each as established or maintained for employees of Borrower or any member of the Controlled Group to which Title IV of ERISA applies.

“Potential Default” means any condition, act, or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prepayment Amount” means, with respect to the Borrower, (a) in the case of an Asset Coverage Shortfall, the corresponding Asset Coverage Shortfall Amount, (b) in the case of a Valuation Decline Event, all Principal Obligations outstanding to the Borrower.

“Prepayment Date” shall mean with respect to an Asset Coverage Shortfall or a Valuation Decline Event, the last Business Day of the second succeeding full calendar month immediately following the calendar month in which the Weekly Report reporting such Asset Coverage Shortfall or Valuation Decline Event was required to have been delivered.

“Prepayment Event” shall mean the occurrence and continuance of (a) an Asset Coverage Shortfall, or (b) a Valuation Decline Event.

“Prime Rate” means the rate publicly announced by the Administrative Agent from time to time as its “prime lending rate”.

“Principal Outstandings” means the aggregate outstanding principal amount of the Borrower’s Loans on such date after giving effect to any prepayment or repayments of such occurring on such date.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of October 1, 1999, as amended through the date hereof, by and between Ramius LLC and Bank Austria, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Ramius Advisers” means Ramius Advisers, LLC.

“Ramius Securities” means Ramius Securities, L.L.C.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions, and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s property, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Refinanced Debt” is defined within the definition of Permitted Debt.

“Refinancing Debt” is defined within the definition of Permitted Debt.

“Regulation T,” “Regulation U,” and “Regulation X” means Regulation T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Register” is defined in Section 13.12(b)(iii) hereof.

“Related Fund” means, with respect to a Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by such Lender or the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

“Reportable Event” means any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or ERISA shall be a reportable event regardless of the issuance of any waiver in accordance with Section 412(c) of the Internal Revenue Code or ERISA.

“Request for Borrowing” is defined in Section 2.2(a) hereof.

“Required Lenders” means, at any time, Lenders having in the aggregate a Voting Percentage of more than 50% of the total Voting Percentage of all the Lenders at such time; provided that if at any time there are two or more Lenders and a single Lender’s Voting Percentage exceeds 50% of the total Voting Percentages, “Required Lenders” shall be deemed to include such Lender whose Voting Percentage exceeds 50% and at least one other Lender.

“Rollover” means the renewal of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.2(e) hereof.

“Rollover Notice” is defined in Section 2.2(e) hereof.

“Screen Rate” means, for any Interest Period, the rate for deposits in Dollars for a period equal to the term of the relevant Interest Period which appears on Bloomberg BBAM Page 1 as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the relevant Interest Period.

“SEC” is defined in Section 6.2(e) hereof.

“Secured Debt” is defined in the definition of “Permitted Debt” hereof.

“Securities Exchange Act” is defined in Section 6.2(e) hereof.

“Securities Lending Debt” means debt incurred by the Borrower or Ramius Securities in connection with certain offsetting securities lending transactions whereby the Borrower or Ramius Securities borrows securities from one entity and then lends such securities to another entity (with the Borrower always maintaining a matched book between securities borrowed and securities loaned).

“Security Agreements” means, collectively, the Security Agreement (Borrower) and the Security Agreement (Exchange Sub).

“Security Agreement (Borrower)” means the Security Agreement by the Borrower in favor of the Administrative Agent for the benefit of the Credit Parties, as such Security Agreement (Borrower) may be amended, restated, or supplemented from time to time.

“Security Agreement (Exchange Sub)” means the Security Agreement by Exchange Sub in favor of the Administrative Agent for the benefit of the Credit Parties, as such Security Agreement (Exchange Sub) maybe amended, restated or supplemented from time to time.

“Significant Agreement” is defined in Section 7.13 hereof.

“Solvent” means, when used with respect to any Person on any date of determination, that (i) the fair saleable value of such Person’s assets is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, liquidated or unliquidated, secured or unsecured, disputed or undisputed), (ii) such Person is able to pay its debts or obligations in the ordinary course as they mature, and (iii) such Person has capital sufficient to carry on its business as conducted and as proposed to be conducted.  In computing the amount of contingent, unliquidated or disputed liabilities at any time, such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Amount” means, at any time, the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions of drawing could then be met).

“Subordinated Debt” means all Debt of the Borrower or its Subsidiaries that expressly provides that such Debt shall be subordinated in right of payment to the Debt under this Agreement and the Note and is subject to a subordination agreement reasonably satisfactory to the Administrative Agent.

“Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee thereto is at the time owned or controlled, directly or indirectly by that person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, however, that none of the Managed Funds shall be a Subsidiary of the Borrower.

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” is defined in Section 4.6(a) hereof.

“Total Commitment” means for the period from the Closing Date until January 4, 2010, $50,000,000.00, and thereafter. $25,000,000.00.

“Total Outstandings” shall mean the aggregate amount of the Principal Outstanding and the Letter of Credit Outstanding as of any date of determination.

“Trading Debt” is defined within the definition of Permitted Debt.

“Transaction Agreement” means that certain Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof, by and among Cowen Group, Inc,, LexingtonPark Parent Corp., Lexington Merger Corp., Park Exchange LLC and Ramius LLC.

“Transaction Closing Date” means the date as of which the transactions contemplated by the Asset Exchange Agreement and the Transaction Agreement are consummated.

“Type of Loan” means, with respect to a Loan, its character as a Base Rate Loan or LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York, as in effect from time to time.

“Unpaid Drawings” means the aggregate principal amount drawn under the Letter of Credit and paid by the Issuing Bank with respect to which the Borrower has not reimbursed the Issuing Bank.

“Valuation Decline Amount” means, with respect to any period, the difference, if positive, between (a) the Net Investment Balance of the Borrower and Exchange Sub on the first day of such period and (b) the Net Investment Balance of the Borrower and Exchange Sub on the last day of such period.

“Valuation Decline Event” shall be deemed to have occurred upon the delivery by the Administrative Agent of a written notice to the Borrower within thirty (30) days after the delivery of a Weekly Report reporting the occurrence of an event described in clauses (a)-(c) below, stating that the Principal Obligations shall be repaid due to the occurrence of any of the following with respect to the Borrower’s and Exchange Sub’s Net Investment Balance during the periods specified below:

(a)           the Valuation Decline Rate shall exceed 10% during any one-month period; or

(b)           the Valuation Decline Rate shall exceed 20% during any three-month period; or

(c)           the Valuation Decline Rate shall exceed 30% during any one-year period.

“Valuation Decline Rate” means, with respect to any period, a fraction, the numerator of which equals the difference, if positive, of (a) the Valuation Decline Amount of the Borrower and Exchange Sub minus (b) the amount paid to the Borrower or Exchange Sub in respect of the pledged units of the Partnership that have been redeemed or liquidated during the period, and the denominator of which equals the Net Investment Balance of the Borrower and Exchange Sub on the first day of such period.

“Voting Percentage” means, at any time:

(a)           prior to the making of the initial Loans, the percentage which such Lender’s aggregate commitment at such time is of the total aggregate commitments of all the Lenders at such time; and

(b)           on and after the making of the initial Loans, the percentage which (i) the sum of the outstanding principal amount of such Lender’s Loans and its ratable share of any Letter of Credit Outstandings plus such Lenders aggregate unutilized Commitments at such time is of, (ii) the sum of the outstanding principal amount of all Loans plus the Letter of Credit Outstandings plus the aggregate amount of all unused Commitments at such time.

“Weekly Report” is defined in Section 8.1(e) hereof.

Other Interpretive Provisions.  With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise specified.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.2          Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, Accounting Principles applied on a consistent basis, applied in a manner consistent with that used in preparing the applicable Borrower’s audited consolidated financial statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Administrative Agent shall so request, the Borrower and the Credit Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Accounting Principles; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with Accounting Principles prior to such change.

Rounding.  Any financial ratios required to be maintained by a Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component; provided that if the resulting ratio is expressed in more decimal places than the ratio given herein, the resulting ratio shall be rounded up or down to the nearest matching numeral in the corresponding decimal place to the ratio given herein (rounded up if numeral to be rounded is five).

Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to U.S. Eastern standard time (daylight or standard, as applicable).

2.                                      REVOLVING CREDIT LOANS; LETTER OF CREDIT.

2.1          The Revolving Commitment.

(a)           Committed Amounts.  Subject to the terms and conditions herein set forth, each Lender agrees, from time to time during the Commitment Period, to extend to the Borrower its ratable share of revolving credit loans (each a “Loan”), in an aggregate principal amount not to exceed its ratable share of the Loan Sublimit.  Subject to the terms and conditions of this Credit Agreement, each such Loan may be repaid and, during the Commitment Period, reborrowed.

(b)           Limitation on Loans.  Notwithstanding anything to the contrary herein contained, a Lender shall not be required to advance any Borrowing, Conversion or Rollover to the Borrower if after giving effect to such Borrowing, Conversion or Rollover:

(i)            the Total Outstandings would exceed the Total Commitment;

(ii)           the Lender’s Total Outstandings would exceed its Commitment;

(iii)          An Asset Coverage Shortfall would exist; or

(iv)          an Event of Default or a Potential Default exists.

2.2          Manner of Borrowing.

(a)           Delivery of Request for Loan.  The Borrower may request a Loan by delivering to the Administrative Agent notice of the date of such requested Loan, which notice may be by telephone, if confirmed in writing by facsimile in the form attached hereto as Exhibit

B (with blanks appropriately completed in conformity herewith) (a “Request for Borrowing”).  No Request for Borrowing shall be effective until a duly executed written version thereof has been received by the Administrative Agent.  Each Request for Borrowing shall also specify:  (i) the amount requested; (ii) whether such Loan will be a Base Rate Loan or a LIBOR Rate Loan, and (iii) with respect to any LIBOR Rate Loan, the Interest Period therefor.

(b)           Timing of Delivery of Request for Borrowing.  Each Request for Borrowing shall be irrevocable and effective upon receipt by the Administrative Agent, and shall be furnished to the Administrative Agent (i) no later than 11:00 a.m. at least three (3) Business Days prior to the requested date of the funding of a LIBOR Rate Loan, and (ii) no later than 11:00 am on the Business Day on which funding is requested with respect to a Base Rate Loan.

(c)           Deadline for Delivery of Request for Borrowing.  Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. shall be deemed to have been given by the Borrower on the next succeeding Business Day.

(d)           Deemed Representations and Warranties.  Each Request for Borrowing shall be deemed to constitute a representation and warranty by the Borrower that as of the date of such Request for Borrowing and the date of the corresponding Loan:

(i)            The representations and warranties set forth in Section 7 hereof are and will be true and correct, except to the extent related to a prior date, in all material respects both immediately before and immediately after giving effect to such Borrowing, with the same force and effect as if made on and as of such date;

(ii)           No Event of Default or, to its knowledge, Potential Default exists and is continuing on such date;

(iii)          On the date of the requested Borrowing and after giving effect to such Borrowing, the Total Outstandings will not exceed the Total Commitment;

(iv)          On the date of the requested Borrowing and after giving effect to such Borrowing, no Asset Coverage Shortfall shall exist; and

(v)           Each Request for Borrowing shall be irrevocable and binding on the Borrower.

(e)           Rollovers.  No later than 11:00 a.m. at least (i) three (3) Business Days prior to the termination of each Interest Period with respect to a LIBOR Rate Loan, the Borrower shall give the Administrative Agent written notice substantially in the form of Exhibit C attached hereto (a “Rollover Notice”) stating whether the Borrower desires to renew such LIBOR Rate Loan and designating the Interest Period to be applicable to such Rollover upon the expiration of such Interest Period.  Each Rollover Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent.  If the Borrower fails to timely give the Administrative Agent, the Borrower shall be deemed to have elected to Rollover such Loan as an LIBOR Rate Loan with an Interest Period of one month.

(f)            Conversions.  The Borrower shall have the right, with respect to:  (i) any Base Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Base Rate Loan to a LIBOR Rate Loan; and (ii) any LIBOR Rate Loan, on any Business Day (a “Base Rate Conversion Date”) to convert such LIBOR Rate Loan to be a Base Loan provided, however, that the Borrower shall make the payments required by Section 4.5 hereof by giving the Administrative Agent written notice substantially in the form of Exhibit C attached hereto (a “Conversion Notice”) of such selection no later than 11:00 a.m. at least (A) three (3) Business Days prior to such LIBOR Conversion Date or (B) one (1) Business Day prior to such Base Rate Conversion Date.  Each Conversion Notice shall be irrevocable and effective upon notification thereof to the Administrative Agent.

(g)           Notice to Lenders.  The Administrative Agent shall provide timely written notice to each Lender with respect to any notices delivered to it by the Borrower pursuant to this Section 2.2.

2.3          Minimum Loan Amounts.  Each Base Rate Loan shall be in an amount that is no less than $500,000 and may be in integral multiples of $100,000 in excess thereof.  Each LIBOR Rate Loan shall be in an aggregate amount that is not less than $1,000,000 and may be for integral multiples of $1,000,000 in excess thereof, notwithstanding the foregoing, that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Total Commitment.

2.4          Funding.  The Administrative Agent shall make the proceeds of each Borrowing funded to it by the Lenders available to the Borrower upon fulfillment of all applicable conditions set forth herein, by depositing immediately available funds in an account designated by the Borrower not later than the close of business on the borrowing date specified in the relevant Request for Borrowing.

2.5          Interest Rate.

(a)           Interest Rate.  The unpaid principal amount of each LIBOR Rate Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin.

(i)            The unpaid principal amount of each Base Rate Loan shall bear interest, for each day that it is outstanding, at a rate per annum equal to the Base Rate in effect for such day, plus the Applicable Margin.

(b)           Calculations of Interest.  Interest on the unpaid principal balance of each Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

(c)           Past Due Amounts.  If any principal of, or interest on, any Loan is not paid when due, then (in lieu of the interest rate provided in Section 2.5(a) above) such past due principal and interest shall bear interest at the Default Rate.

2.6          Determination of Rate.  The Administrative Agent shall determine each interest rate applicable to the Borrowings hereunder, and its determination thereof shall be conclusive and binding in the absence of manifest error.

2.7          Unused Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee on the average daily amount of the unused Total Commitment during the immediately preceding calendar quarter calculated on the basis of actual days elapsed in a year consisting of 360 days at the rate of one hundred basis points (1.00%) per annum, payable in arrears on the fifth Business Day of each February, May, August and November and on the Maturity Date, in each case for the period beginning as of the first day of the immediately preceding calendar quarter and ending as of the last day of such preceding calendar quarter or the Maturity Date, as applicable, commencing in February, 2010 covering the period beginning as of the Closing Date and ending as of December 31, 2009.  For the avoidance of doubt, a calendar quarter means the period from January 1st through March 31st, April 1st through June 30th, July 1st through September 30th, and October 1st through December 31st, as the case may be.

2.8          Letter of Credit Fee.  The Borrower shall pay to the Administrative Agent a fee for the account of the Issuing Bank on the Stated Amount of the Letter of Credit at the rate of three hundred fifty basis points (3.50%) per annum, payable in arrears on the fifth Business Day of each February, May, August and November and on the Maturity Date, in each case for the period beginning as of the first day of the immediately preceding calendar quarter and ending as of the last day of such preceding calendar quarter or on the Maturity Date, as applicable, commencing in February, 2010 covering the period beginning as of the Closing Date and ending as of December 31, 2009 (the “Letter of Credit Fees”).  For the avoidance of doubt, a calendar quarter means the period from January 1st through March 31st, April 1st through June 30th, July 1st through September 30th, and October 1st through December 31st, as the case may be.

2.9          Letter of Credit.  Effective as of the date of the initial funding pursuant to Section 6.1, the Letter of Credit shall be deemed to have been issued pursuant to this Agreement, and shall be subject to the terms and provisions hereof.

(a)           The sum of the Unpaid Drawings plus the Stated Amount of the Letter of Credit may not exceed the Letter of Credit Sublimit.

(b)           The Letter of Credit issued by the Issuing Bank pursuant hereto shall have an expiration date no later than the Maturity Date (but may provide by its terms for automatic annual renewal unless the Issuing Bank notifies the beneficiary that such Letter of Credit will not be renewed).

(c)           Prior to the occurrence and continuance of an Event of Default, Unpaid Drawings shall constitute, without the requirement of any further action on the part of the Borrower, the making of a Base Rate Loan by the Lenders pursuant to Section 2.1(a).  Accordingly, upon delivery to the Lenders by Administrative Agent of notice of the deemed advance of such Base Rate Loan, each Lender hereby agrees to remit to the Issuing Bank funds in an amount equal to its ratable share of such Base Rate Loan.  Upon the occurrence and continuance of an Event of Default, Unpaid Drawings shall be immediately due and payable.

(d)           The Borrower’s obligations to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be the primary obligation of the Borrower, absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender, the Issuing Bank, the Administrative Agent or any beneficiary of the Letter of Credit, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Notwithstanding anything to the contrary set forth herein, any action taken or omitted to be taken by the Issuing Bank under or in connection with the Letter of Credit, if taken or omitted in the absence of the Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for the Issuing Bank any resulting liability to the Borrower.

(e)           The Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a ratable participation interest in the Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire such participation pursuant to this paragraph in respect of the Letter of Credit is absolute, irrevocable, and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of an Event of Default hereunder, or the reduction or termination of the Commitments.  In furtherance and not in limitation of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s ratable share of any Unpaid Drawings promptly upon demand therefor by the Administrative Agent.

(f)            Upon receipt by the Issuing Bank of any payments from the Borrower as payment with respect to the Unpaid Drawings (whether in respect of interest of principal), the Issuing Bank shall remit such proceeds to the Administrative Agent for distribution to the Lenders.

(g)           The Issuing Bank shall provide notice to the Credit Parties and Loan Parties whenever a drawing is made under the Letter of Credit.

2.10        Fronting Loans.

(a)           Subject to the terms and conditions hereof, the Fronting Lender agrees, with respect to each Base Rate Loan to be advanced to the Borrower, to fund the portion of such Loan which is required to be funded by Bank Austria in its capacity as a Lender pursuant to this Agreement.  The amount so funded shall constitute a fronting loan (each, a “Fronting Loan”).

(b)           The Fronting Lender shall advise Bank Austria of the making of any Fronting Loan no later than 12:00 Noon on the Business Day immediately following the date on which such Fronting Loan was advanced.

(c)           The receipt by Bank Austria of any such notice shall constitute a request by the Fronting Lender to Bank Austria to reimburse it for the amounts so advanced.  Bank

Austria shall reimburse such amount(s) to the Fronting Lender not later than 2:00 P.M., on the date three (3) Business Days after receipt of such notice.  Upon the reimbursement of such amount to the Fronting Lender, the Fronting Loan shall be deemed repaid.

(d)           For so long as any Fronting Loan is outstanding, the Fronting Lender shall be entitled to all payments made by the Borrower with respect to the corresponding portion of the Base Rate Loan.  In consideration for the advance of such Fronting Loan, Bank Austria shall remit to the Fronting Lender a fee equal to 0.25% of the aggregate principal amount of the Fronting Loans with respect to each day on which a Fronting Loan is outstanding.

(e)           Bank Austria shall be deemed to have acquired from the Fronting Lender, with respect to each Fronting Loan, an unfunded participation interest therein. Accordingly, Bank Austria’s obligation to reimburse the Fronting Lender in an amount equal to the outstanding Fronting Loans and/or to purchase participating interests therein shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that Bank Austria or the Borrower may have against the Fronting Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.                                      PAYMENT OF OBLIGATIONS

3.1          Evidence of Debt.  The Loans to be made by each Lender to the Borrower hereunder shall be evidenced by the books and records of the Administrative Agent and the Lenders, and the books and records of the Administrative Agent shall constitute prima facie evidence of such obligations, absent manifest error.  Notwithstanding the foregoing, if and to the extent that a Lender shall request the issuance of a promissory note, the Borrower shall issue a promissory note payable to such Lender substantially in the form of Exhibit D attached hereto in the amount of the Lender’s Commitment (with blanks appropriately completed in conformity herewith) (each, a “Note”).

3.2          Payment of Obligation.  The principal amount of the Loans and Unpaid Drawings, together with all accrued but unpaid interest thereon, shall, unless otherwise specified, be due and payable by the Borrower on the Maturity Date.

3.3          Payment of Interest.

(a)           Interest.  Interest on each Loan and any portion thereof shall begin to accrue in accordance with the terms of this Credit Agreement on the date of the disbursal of the proceeds of such Loan by the Administrative Agent.

(b)           Interest Payment Dates.  Accrued and unpaid interest on the Loans shall be due and payable in arrears by the Borrower on each Interest Payment Date; and on any past due Obligations, upon demand by the Administrative Agent.

3.4          Payments on the Obligations.  All payments of principal of, and interest on, the Obligations owing under this Credit Agreement by the Borrower to a Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by the Borrower for receipt by the Administrative Agent before 2:00 p.m. in immediately available funds.  Funds received after 2:00 p.m. shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds.  The Administrative Agent will provide the Borrower with written notice of any amounts payable by the Borrower under this Credit Agreement and any Loan Document, including interest and principal on the Notes, and any fees, not later than three (3) Business Days prior to the date such amounts are due; provided, however, that the Administrative Agent’s failure to deliver such written notice discussed in this Section 3.4 shall not relieve the Borrower of its obligation to pay such amounts.

3.5          Voluntary Prepayments.  The Borrower may, without premium or penalty, upon three (3) Business Days’ prior written notice to the Administrative Agent delivered prior to 11:00 a.m., elect to prepay the principal of the Obligation then outstanding in the name of the Borrower, in whole or in part, at any time or from time to time; provided, however, that if such prepayment is made with respect to any LIBOR Rate Loan on any date other than the last day of the Interest Period applicable thereto, the Borrower shall make the payments required by Section 4.5 hereof.  All prepayments shall be made on a Business Day.

3.6          Mandatory Prepayments.  On each Prepayment Date with respect to any Prepayment Event, the Borrower shall prepay to the Administrative Agent for the account of the respective Lenders, an amount equal to the corresponding Prepayment Amount.  Any amount paid pursuant to this Section 3.6 before the Maturity Date may, subject to the terms and conditions of this Agreement, be reborrowed.

3.7          Reduction or Early Termination of Commitments.

(a)           So long as no Request for Borrowing is outstanding, the Borrower may reduce the Total Commitment, the Loan Sublimit or the Letter of Credit Sublimit by giving prior irrevocable written notice to the Administrative Agent of such reduction three (3) Business Days prior to the effective date of such reduction.  The reduction or early termination of the Total Commitment, Loan Sublimit or Letter of Credit to the amount(s) specified in the request will be effective:  (a) in the case of termination of the Letter of Credit, upon prepayment of all Obligations of the Borrower, together with all interest accrued thereon, in accordance with the terms of Section 3.5 hereof; or (b) in the case of a reduction of the Letter of Credit, upon prepayment of the amount by which the Principal Outstandings exceed the reduced Letter of Credit Sublimit, in each case, together with all interest accrued thereon, in accordance with the terms of Section 3.5 hereof.  All such reductions shall apply to the Lenders on a pro rata basis.

(b)           Upon the cancellation and return of the Letter of Credit, and after repayment in full of the outstanding amount of any Unpaid Drawings, the Borrower may terminate the Letter of Credit Sublimit.

(c)           Any reduction of the Total Commitment or the Letter of Credit Sublimit shall be in an amount equal to or greater than $500,000, or if less, the remaining amount of the Total Commitment or Letter of Credit Sublimit.  No partial reductions of the Letter of Credit Sublimit shall be permitted.

(d)           This Agreement may only be terminated prior to the stated term with the express consent of the Administrative Agent, the Required Lenders and the Borrower.

(e)           Voluntary and mandatory prepayments shall not effect, without consent of the Borrower, any reduction in the Total Commitment, the Loan Sublimit or the Letter of Credit Sublimit.

3.8          Lending Office.  Each Lender may:  (a) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any LIBOR Rate Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any Base Rate Loan; and (c) change its lending offices from time to time by notice to the Borrower.

3.9          Currency of Payment.  All payments made or required to be made by the Borrower pursuant to this Credit Agreement shall be made in Dollars without reduction, setoff or counterclaim whatsoever.

4.                                      CHANGE IN CIRCUMSTANCES.

4.1          Increased Cost and Reduced Return.

(a)           Change in Law; Increased Cost.  If any Lender reasonably determines that as a result of the introduction after the date hereof, or any change in or in the interpretation by any Governmental Authority of any Law or the method by which such Lender must comply therewith after such date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans or the Issuing Bank issuing or maintaining the Letter of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 4.1(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 4.6 hereof shall govern); (ii) changes in the basis of taxation measured by or imposed on net income, gross income, or net worth or capital or with respect to franchise taxes by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its applicable lending office; and (iii) reserve requirements not included in the determination of the LIBOR Rate, then such Lender shall so advise the Administrative Agent, who shall promptly so advise the Borrower, whereupon the Borrower shall (subject to Section 4.7 hereof and without duplication of amounts paid or payable under Section 4.1(b) or 4.6 hereof) pay to such Lender such additional amounts, to the extent attributable to the Obligations, as will compensate such Lender for such increased cost or reduction (provided, however, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to the Borrower) promptly on demand.

(b)           Change in Law; Reduced Return.  If any Lender reasonably determines that the introduction after the date hereof of any Law regarding capital adequacy or any change therein or in the interpretation by any Governmental Authority thereof, or the method by which such Lender (or its lending office) must comply therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then such Lender shall so advise the Administrative Agent, who shall promptly so advise the Borrower, and thereupon, the Borrower shall (subject to Section 4.7 hereof and without duplication of amount paid or payable under Section 4.1(a) or 4.6 hereof) pay to such Lender such additional amounts, as will compensate such Lender for such reduction (provided, however, that such amounts shall be consistent with amounts that such Lender is generally charging other borrowers similarly situated to the Borrower), promptly on demand;

(c)           Compensation.  If a Lender demands compensation under this Section 4.1, then the Borrower may at any time, upon at least three (3) Business Days’ prior notice to the Administrative Agent:  (i) repay in full the then outstanding principal amount of such LIBOR Rate Loan, together with accrued interest thereon to the date of prepayment or (ii) convert such LIBOR Rate Loan to a Base Rate Loan in accordance with the provisions of this Credit Agreement; provided, however, that the Borrower shall be liable for any compensation due under Section 4.5 hereof in connection therewith.

(d)           If any Lender changes its applicable lending office (other than pursuant to the following sentence) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 4.1 or 4.6, the Borrower shall not be obligated to pay such additional amount.  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to such Lender by the Borrower pursuant to subsection 4.1 or 4.6, the Administrative Agent shall promptly notify the Borrower and shall take such steps or shall request such Lender to take such steps as may reasonably be available to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an Affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

4.2          Limitation on Types of Loans.  If any Lender reasonably determines in connection with any request for a LIBOR Rate Loan or a Conversion or Continuation thereof that:  (a) deposits are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of such LIBOR Rate Loan or (b) adequate and reasonable means do not exist for determining the LIBOR Rate for such LIBOR Rate Loan; such Lender will promptly so notify the Administrative Agent, who will thereupon notify the Borrower.  Thereafter, the obligation of such Lender to make or maintain LIBOR Rate Loans shall be suspended until such Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke, without penalty, any pending Request for Borrowing Conversion or Continuation of such LIBOR Rate Loans or, failing that, may cause the Borrower to either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Credit Agreement.

4.3          Illegality.  If any Lender reasonably determines that any Law adopted after the date hereof has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund LIBOR Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, in the applicable offshore market, or to determine or charge interest rates based upon the applicable LIBOR Rate, then, on notice thereof by such Lender to the Administrative Agent (who shall thereupon notify the Borrower) any obligation of such Lender to make or Continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent (who shall thereupon notify the Borrower) that the circumstances giving rise to such determination no longer exist.  Upon the prepayment of any such Loans, the Borrower shall also pay interest on the amount so prepaid.

4.4          Treatment of Affected Loans.  If the obligation of any Lender to make or to Continue a LIBOR Rate Loan or to Convert Base Rate Loans into LIBOR Rate Loans shall be suspended pursuant to Section 4.2 or Section 4.3 hereof, such Lender’s LIBOR Rate Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Rate Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrower) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.2 or Section 4.3 hereof that gave rise to such Conversion no longer exist:

(a)                                  to the extent that such Lender’s LIBOR Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Rate Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Rate Loans shall be made instead as Base Rate Loans , and all Loans of such Lender that would otherwise be Converted into LIBOR Rate Loans shall remain as Base Rate Loans.

4.5          Compensation.  Upon demand of any Lender from time to time, conveyed by delivery of a written notice to such effect to the Administrative Agent, the Borrower shall promptly compensate such Lender for any loss, cost or expense (excluding any loss of profit or anticipated gains) incurred by such Lender as a result of:

(a)                                  any Continuation, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of any Lender to make a Loan, and including, without limitation, the failure of any condition precedent specified in Section 6 hereof to be satisfied) to prepay, borrow, or Continue or Convert any LIBOR Rate Loan on the date or in the amount previously designated by the Borrower.

4.6                               Taxes.

(a)                                  Indemnified Taxes.  Except as provided in this Section 4.6 hereof, or otherwise required by law, any and all payments by or for the account of the Borrower to any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (all such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings, charges and liabilities being referred to herein as “Taxes”), in each case, imposed by an Applicable Jurisdiction or any other jurisdiction from which or through which such payments are made on behalf of or at the direction of the Borrower or in which any shareholder of the Borrower is domiciled, excluding, in the case of any Lender:  (i) Taxes imposed on or measured by gross income, net income, net worth or capital and franchise Taxes imposed in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Lender is organized or branch operates (or in the case of a pass-through entity, under which any of its beneficial owners are organized or operate); (ii) Taxes that would not have been imposed but for a connection between such Lender (or, in the case of a pass-through entity, any of its beneficial owners) or applicable lending office or branch and the jurisdiction imposing such Taxes (other than a connection arising solely from such Lender having executed, delivered, performed its obligation under, received payment under, or enforced, the Loan Documents); (iii) all withholding Taxes imposed by an Applicable Jurisdiction or any political subdivision or taxing authority thereof unless such withholding Taxes would not have been imposed but for a change in the applicable statute, regulations or treaty occurring after the date hereof; and (iv) Taxes imposed solely by reason of the failure of such Lender to comply with Section 4.6(d) hereof (all such non-excluded Taxes, being hereinafter referred to as “Indemnified Taxes”).  If the Borrower shall be required by any Law to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to any Lender, the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 4.6), such Lender receives an amount equal to the sum it would have received had no such deductions been made, provided, however, that the Borrower shall (i) deduct and withhold any such Taxes; (ii) pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws; and (iii) within 30 days after the date of such payment, furnish to such Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 Other Taxes.  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise taxes or similar charges or similar levies which arise from any payment made by it or for its account under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Indemnification.  The Borrower agrees to indemnify each Lender for:  (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Lender in respect of Loans made to the Borrower; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except if such penalties, interest, expenses or liabilities arise from the gross negligence or willful misconduct of such Lender.  Payment under this subsection 4.6(c) shall be made by the Borrower within thirty (30) days after the date such Lender makes a demand therefor.

(d)                                 Prescribed Forms.  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Internal Revenue Code of 1986 (as amended), such Lender shall deliver to the Borrower, prior to receipt of any payment subject to withholding under the Internal

Revenue Code of 1986 (as amended), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender (and, if a pass-through entity, its beneficial owners) and entitling it (and, if a pass-through entity, its beneficial owners) to an exemption from or reduction of withholding tax on all payments to be made to such Lender by the Borrower pursuant to any Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower that such Lender is (and, if a pass-through entity, its beneficial owners are) entitled to an exemption from or reduction of, U.S. withholding tax.  From time to time, each Lender (and, if a pass-through entity, its beneficial owners) shall:  (i) promptly submit to the Borrower such additional duly completed and signed copies of one of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be available under then applicable Laws and regulations to claim any available exemption from or reduction of any withholding taxes in respect of all payments to be made to such Lender by the Borrower pursuant to any Loan Document; (ii) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction of; and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

(e)                                  Evidence of Payment.  Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

4.7                               Requests for Compensation.

(a)                                  Certificate.  In connection with any demand for payment pursuant to Section 4.1, 4.5, or 4.6 hereof, the relevant Lender shall provide to the Borrower a certificate (which shall be conclusive in the absence of manifest error) setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender, the computations made to determine such amount and satisfaction of the condition set forth in subsection 4.7(b) below.

(b)                                 No Duplication.  Any amount payable by the Borrower on account of Section 4.1, 4.5, or 4.6 hereof shall not be duplicative of:  (i) any amount paid under any other such sections or in Section 13.6; or (ii) any amounts included in the calculation of the LIBOR Rate.

(c)                                  Refund.  Any amount determined to be paid by the Borrower in error pursuant to Section 4.1, 4.5, or 4.6 hereof and any refund of any Indemnified Taxes or Other Taxes received by a Lender shall be, if no Event of Default with respect to the Borrower has occurred and is continuing, promptly refunded to the Borrower, or applied to amounts owing hereunder, as the Borrower may elect; provided, however, that during the existence of an Event of Default with respect to the Borrower, such amount may be applied to repay the Borrower’s Obligations.

(d)                                 Survival.  Without prejudice to the survival of any other agreement of Borrower hereunder, the Borrower’s Obligations under this Section 4.6 shall survive the termination of the Commitments and payment in full of the Obligations.

5.                                      SECURITY.

5.1          Liens and Security Interest.  Pursuant to the Collateral Documents, to secure the payment and performance of its Obligations, (a) the Borrower shall grant to the Administrative Agent, for the benefit of the Credit Parties, a security interest in and lien on the Capital Stock of the Partnership now or from time to time hereafter owned by the Borrower and (b) will cause Exchange Sub to grant to the Administrative Agent for the benefit of the Credit Parties a security interest in and a lien on the Capital Stock of the Partnership now or from time to time hereafter owned by Exchange Sub (all such pledged interest in the Capital Stock of the Partnership referred to herein as the “Collateral”).

5.2          Subordination of All Intercompany Loans.  Any liens, security interests, judgment liens, charges, or other encumbrances upon the Borrower’s assets securing payment of Intercompany Loans, shall be and remain inferior and subordinate in right of payment and of security to any liens, security interests, judgment liens, charges, or other encumbrances in favor of Administrative Agent pursuant to any of the Collateral Documents, regardless of whether such encumbrances presently exist or are hereafter created or attached.

6.                                      CONDITIONS PRECEDENT TO LENDING.

6.1          Initial Funding Obligations of Lenders.  The obligation of any Lender to provide Loans to the Borrower and the obligation of the Issuing Bank to cause the Letter of Credit to be outstanding hereunder is subject to the satisfaction of the following conditions:

(a)                                  Credit Agreement.  This Credit Agreement shall have been duly executed and delivered by the Administrative Agent, the Issuing Bank, the Lenders and the Borrower.

(b)                                 Payment of Fees; Costs and Expenses.  Payment of all fees and other amounts due and payable by the Borrower on or prior to the date hereof, and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by the Borrower hereunder, including the Attorney Costs referred to in Section 13.5, invoiced through the date hereof, of the Administrative Agent’s special counsel;

(c)                                  Notes.  A Note in favor of each Lender (if requested by such Lender) shall have been executed and delivered by the Borrower;

(d)                                 Security Agreement (Borrower).  A Security Agreement substantially in the form of Exhibit E-1 hereto shall have been duly executed and delivered by the Borrower in favor of the Administrative Agent for the benefit of the Credit Parties;

(e)                                  Security Agreement (Exchange Sub).  A Security Agreement substantially in the form of Exhibit E-2 hereto shall have been duly executed and delivered by Exchange Sub in favor of the Administrative Agent for the benefit of the Credit Parties.

(f)                                    Resolutions (Borrower).  The Administrative Agent shall have received resolutions of the Borrower approving the execution, delivery and performance of this Credit Agreement, the Notes (if any), and the other Loan Documents, to which it is a party and the transactions contemplated herein and therein, accompanied by a certificate of a legal representative of the Borrower stating that such resolutions are true and correct, have not been altered or repealed, and are in full force and effect;

(g)                                 Resolutions (Exchange Sub).  The Administrative Agent shall have received resolutions of Exchange Sub approving the execution, delivery and performance of the Security Agreement (Exchange Sub) and the other Loan Documents to which Exchange Sub is a party and the transactions contemplated therein, accompanied by a certificate of a legal representative of Exchange Sub stating that such resolutions are true and correct, have not been altered or repealed, and are in full force and effect;

(h)                                 Authority and Incumbency Certificates.  The Administrative Agent shall have received a signed certificate of the Borrower which attaches the principal Constituent Documents of the Borrower and provides for the certification of the names of the Persons authorized to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Borrower, together with the true signatures of each such Person (it being further acknowledged and agreed that the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate);

(i)                                     Authority and Incumbency Certificates.  The Administrative Agent shall have received a signed certificate of Exchange Sub which attaches the principal Constituent Documents of Exchange Sub and provides for the certification of the names of the Persons authorized to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of Exchange Sub, together with the true signatures of each such Person (it being further acknowledged and agreed that the Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate);

(j)                                     Opinions of Counsel. The Administrative Agent shall have received an opinion of Willkie Farr & Gallagher LLP, special New York counsel to the Borrower and Exchange Sub, covering such matters relating to the transactions contemplated hereby as reasonably requested by the Administrative Agent, such opinion to be in substantially in the form of Exhibit F hereto;

(k)                                  Transaction Documents.  The Administrative Agent shall have received true and complete copies of all Transaction Documents;

(l)                                     Weekly Report.  The Administrative Agent shall have received a Weekly Report issued on or prior to the date of the proposed Borrowing which demonstrates, inter alia, that the amount to be borrowed by the Borrower, taken together with the Total Outstandings, will not cause the Total Outstandings to exceed the Total Commitment nor result in the occurrence of an Asset Coverage Shortfall;

(m)                               Termination of Bridge Credit Facility.  The Bridge Credit Facility shall have been terminated and all amounts outstanding thereunder shall have been repaid in full.

(n)                                 Pro Forma Financial Statement.  The Administrative Agent shall have received a consolidated statement of assets and liabilities of the Borrower at June 30, 2009, prepared on a pro forma basis and giving effect to the transactions contemplated by the Transaction Agreement and the Asset Exchange Agreement.

(o)                                 Additional Information.  The Administrative Agent shall have received from the Borrower, such financial and disclosure information regarding the Loan Parties as the Administrative Agent may deem, in its sole and absolute discretion, necessary and adequate.

6.2          All Loans.  The obligation of each Lender to advance each Borrowing (including, without limitation, the initial Borrowing) hereunder to the Borrower is further subject to the conditions that:

(a)                                  Representations and Warranties.  The representations and warranties set forth in Article 7 hereof are true and correct in all material respects on and as of the date of the advance of such Borrowing with the same force and effect as if made by the Borrower on and as of such date; provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date.

(b)                                 No Default.  No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default.

(c)                                  Receipt of Request for Borrowing.  The Administrative Agent shall have received a duly completed Request for Borrowing.

(d)                                 No Asset Coverage Shortfall.  No Asset Coverage Shortfall shall exist, either prior to or after giving effect to the proposed Borrowing.

(e)                                  No Delay in Timing of Delivery of Financial Statements.  The Borrower shall not have received the consent of the Securities Exchange Commission (the “SEC”) to the delayed delivery to the SEC of financial reports on Form 10-K or Form 10-Q pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), provided, however, that immediately upon delivery by the Borrower of such financial reports this condition shall be immediately satisfied.

7.             REPRESENTATIONS AND WARRANTIES.

To induce the Credit Parties to provide the financial accommodations hereunder, the Borrower represents and warrants to each of the Credit Parties that:

7.1          Organization and Qualification.  The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization and has the corporate, partnership or limited liability company power, as the case may be, to carry on its business as it is now being conducted and currently proposed to be conducted.  The Borrower is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, to do business, and is in good standing, in each jurisdiction where the character or location of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Borrower, individually or the Borrower and its consolidated Subsidiaries taken as a whole.  The Borrower has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted and currently proposed to be conducted, except where the failure to have such authorization has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Borrower, Cowen or Exchange Sub., individually.

7.2          Authority Relative to the Loan Documents; Board Action.  The Borrower has the corporate, partnership or limited liability company power, as the case may be, to enter into each Loan Document to which it is a party, to carry out its respective obligations hereunder and thereunder.  The execution and delivery of each Loan Document by the Borrower, and the consummation by it of the transactions contemplated by the Loan Documents have been duly authorized by the Borrower and no other corporate, partnership or limited liability company action, notice, consent or proceeding on the part of the Borrower is necessary to approve the Loan Documents and to authorize and consummate the transactions contemplated hereby and thereby.  Each of the Loan Documents constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

7.3          No Violation.  The Borrower is not subject to or obligated under (i) any operating agreement, partnership agreement, charter, by-law, indenture or loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to any of them or any of their respective properties or assets, that would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, or a right to receive a severance or other similar payment, by any of the Loan Parties executing any Loan Document to which it is (or will be) a party or carrying out the transactions contemplated by any such Loan Document, other than such breaches, violations, defaults, terminations, cancellations, accelerations, losses or rights to severance or other payments that, have not had, and are not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or any of the Borrower, Cowen or Exchange Sub individually, and are not likely to delay or prevent the consummation by them of the transactions contemplated by the Loan Documents.

7.4          Consents and Approvals.  No filing or registration with, or authorization, consent or approval of, any federal, state, local or foreign governmental body or authority or any third party is necessary to be effected or obtained by the Borrower for the consummation by the Borrower of the transactions contemplated by the Loan Documents, other than such filings, registrations, authorizations, consents or approvals, the failure of which to make or obtain, alone or in the aggregate, is not likely to prevent or delay the consummation of the transactions contemplated by the Loan Documents and has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or any of the Borrower, Cowen or Exchange Sub individually.

7.5          Enforceable Obligations.  This Credit Agreement, the Notes (if any) and the other Loan Documents to which it is a party are its legal and binding obligations, enforceable against it in accordance with their respective terms, subject to Debtor Relief Laws and equitable principles.

7.6          Priority of Liens.  (a) The Collateral Documents to which it is a party create, as security for its Obligations, valid and enforceable security interests in and Liens on all of its Collateral described therein in favor of the Administrative Agent, subject to no other Liens other than Permitted Liens, except as may be limited by applicable Debtor Relief Laws, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and (b) when (i) the actions specified in Schedule I to the Security Agreement to which the Borrower is a party have been duly taken and (ii) all applicable Instruments and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Administrative Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of the Borrower in the Collateral described therein with respect to the Borrower.

7.7          Capital Stock.  The common and preferred equity stock of the Borrower and its Subsidiaries issued and outstanding as of the Closing Date are set forth in Schedule 7.7.  Except as provided in the Purchase Agreement and except as set forth on Schedule 7.7, none of the Loan Parties is obligated to issue or sell any of its Capital Stock, to make distributions thereon or to repurchase the same.  Schedule 7.7 sets forth, as of the date hereof, the outstanding Capital Stock of the Borrower and its Subsidiaries, all of which Capital Stock has been duly authorized, validly issued and is fully paid and non-assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived or otherwise agreed).  The Borrower has delivered or made available to the Administrative Agent true and correct copies of the charters, by-laws, partnership agreements and limited liability company agreements (such charters, by-laws, partnership agreements and limited liability company agreements, the “Governing Documents”) with respect to the Borrower and its Subsidiaries.  Except as set forth on Schedule 7.7, as of the date hereof, the Borrower is not obligated to issue or sell any Capital Stock of itself or any of its Subsidiaries or to make distributions thereon or repurchase the same.  As of the date hereof, the Borrower (or another Subsidiary of the Borrower) has valid title to all Capital Stock of the Loan Parties that is indicated as owned by the Borrower or another Subsidiary thereof in Schedule 7.7, free and clear of all liens, claims and encumbrances except for those that may arise from the Governing Documents.

7.8          Subsidiaries.  Schedule 7.8 lists all Subsidiaries of the Borrower as of the date hereof.

7.9          Absence of Certain Changes or Events.  Except as disclosed in Schedule 7.9, as permitted by this Agreement or fees and expenses incurred or to be incurred or expenditures made or to be made in connection with the transactions contemplated by this Agreement, since December 31, 2008 and through the date hereof, there has not been any transaction, commitment, dispute, change or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, alone or in the aggregate, has had or is likely to have a Material Adverse Effect on the Loan Parties, taken as a whole, or any of the Borrower, Cowen or Exchange Sub individually.

7.10                        Reports and Financial Statements; Undisclosed Liabilities.

(a)                                  The unaudited pro forma condensed statement of financial condition of the Borrower at June 30, 2009 and related statement of operations for the period ended June 30, 2009 (i) is contained in Schedule 7.10, (ii) have been prepared giving effect to the transactions contemplated by the Asset Exchange Agreement and Transaction Agreement, and (iii) have been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Transaction Closing Date is subject to change), and presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower as of the Transaction Closing Date, assuming that the Transactions had actually occurred on the first day of the relevant period.

(b)                                 The audited consolidated statement of financial condition of Ramius LLC as of December 31, 2008, and the related statements of operations, changes in members’ capital and cash flows for the period ended December 31, 2008, (i) are contained in Schedule 7.10, (ii) have been prepared in accordance with GAAP applied on a consistent basis, (iii) present fairly the financial position of Ramius LLC as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to year-end audit adjustments and any other adjustments described therein which are normal in nature and amount.

(c)                                  The audited consolidated statement of financial condition of Cowen Group, Inc. as of December 31, 2008, and the related statements of operations and cash flows for the period ended December 31, 2008, (i) are contained in Schedule 7.10, (ii) have been prepared in accordance with GAAP applied on a consistent basis, (iii) present fairly the financial position of Cowen Group, Inc. as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to year-end audit adjustments and any other adjustments described therein which are normal in nature and amount.

(d)                                 As of the date hereof, except as (i) disclosed in Schedule 7.10, (ii) disclosed or reflected in the financial statements referred to in Sections 7.10(a)-(c) or (iii) incurred in the ordinary course of business consistent with past practice, and except for obligations incurred in connection with the transactions contemplated by the Asset Exchange Agreement, the Transaction Agreement and the Loan Documents, none of the Loan Parties has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, has had or are likely to have a Material Adverse Effect on the Loan Parties, taken as a whole, or any of the Borrower, Cowen or Exchange Sub individually.

(e)                                  As of the date hereof, none of the Borrower, Cowen or Exchange Sub has received any “management” letters from its respective independent certified public accountant to such entity’s respective management with respect to such accountant’s audit of such entity’s respective financial statements since July 2000.

7.11                        Litigation.  Except as disclosed in Schedule 7.11, there is no claim, suit, action or proceeding (each, an “Action”) pending or, to the knowledge of the Borrower, threatened against or affecting any of the Borrower, Cowen or Exchange Sub that alone or in the aggregate, has had or is likely to have a Material Adverse Effect on any of the Borrower, Cowen or Exchange Sub nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any of the Borrower, Cowen or Exchange Sub that, alone or in the aggregate, has had or is likely to have any such Material Adverse Effect on the any of the Borrower, Cowen or Exchange Sub either individually or taken as a whole, and the Loan Parties are not in default with respect to any judgment, order, writ, injunction, decree or restriction of any court or Governmental Authority.  As of the date hereof, there is no Action pending, or to the knowledge of the Borrower, threatened, relating to the termination of, or limitation of, the rights of the Borrower, Cowen or Exchange Sub under its registration under the Advisers Act, if any, as an investment adviser.  As of any date after the date hereof that this representation is deemed to be made, there is no Action pending, or to the knowledge of the Borrower, threatened, relating to the termination of, or limitation of, the rights of any Loan Party under its registration under the Advisers Act, if any, as an investment adviser or of Cowen or Exchange Sub under its registration under the Securities Exchange Act as a broker-dealer, if any, its membership in any exchange (as defined under the Securities Exchange Act) or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions, except for any Action that, either alone or in the aggregate, has not had, or is not likely to have, a Material Adverse Effect on the Borrower, Cowen or Exchange Sub either individually or taken as a whole.

7.12                        Compliance with Applicable Laws and Permits.  Except as disclosed in Schedule 7.12, as of the date hereof, the businesses of each of the Loan Parties are being conducted in material compliance with all applicable laws, ordinances, regulations, orders, writs, permits, licenses or other authorizations of any Governmental Authority.  As of any date after the date hereof that this representation is deemed to be made, the businesses of each of the Loan Parties are being conducted in compliance with all applicable laws, ordinances, regulations, orders, writs, permits, licenses or other authorizations of any Governmental Authority, except for any such failure to comply that, either alone or in the aggregate, has not had and is not likely to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  Except as disclosed in Schedule 7.12, none of the Loan Parties has received notice of violation of any law, ordinance, regulation, order, writ, permit, license or authorization or is in default with respect to any order, writ, judgment, award, injunction, decree, permit, license or authorization of any Governmental Authority that, either alone or in the aggregate, has had or is likely to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  Except as disclosed in Schedule 7.12, no investigation or review by any Governmental Authority with respect to a Loan Party (a) is pending, nor (b) to the knowledge of the Borrower, (i) is threatened nor (ii) has any Governmental Authority indicated an intention to conduct the same, except for any such investigation or review that, either alone or in the aggregate, has not had and is not likely to have a Material Adverse Effect on any of the

Borrower, Cowen or Exchange Sub taken as a whole, or the Borrower, Cowen or Exchange Sub individually.

7.13                        Significant Agreements.  Schedule 7.13 lists all Significant Agreements (as defined below) as of the date hereof (other than (i) Significant Agreements relating to the incurrence of the BA Debt, (ii) Trading Debt or Securities Lending Debt entered into in the ordinary course of business and (iii) any Governing Documents of the Borrower, any of its Subsidiaries previously delivered to the Administrative Agent).  The Borrower has delivered or made available to the Administrative Agent true and correct copies of all Significant Agreements on Schedule 7.13.  Except as disclosed in Schedule 7.13, none of the Loan Parties is in default (or would be in default with notice or lapse of time, or both) under, is in violation (or would be in violation with notice or lapse of time, or both) of, or has otherwise breached, any Significant Agreement listed on Schedule 7.13, which default, either alone or in the aggregate with all other such defaults, has had or is likely to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  There are no unresolved disputes involving the Borrower, Cowen or Exchange Sub under any Significant Agreement listed on Schedule 7.13, except for disputes the outcome of which, alone or in the aggregate, have not had and are not likely to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.  For the purposes of the foregoing, a “Significant Agreement” means any agreement, contract or commitment, oral or written, to which the Loan Parties are a party or by which they or any of their assets are bound (provided that an entity is not deemed a party to, or to be bound by, a Significant Agreement if it signs such agreement on behalf of another entity in its capacity as a general partner or investment advisor of such entity or otherwise has liability in respect of such agreement as a general partner or investment advisor) constituting:

(a)                                  a mortgage, indenture, security agreement, guaranty, “keep well,” comfort letter, pledge and other agreement or instrument relating to the borrowing of money or extension of credit, other than a Fund Real Estate Agreement;

(b)                                 an employment, severance or material consulting agreement which provides for payments (including, without limitation, any termination or severance payments) to any Borrower Principal or to his respective Affiliates and Family Members (other than an employment agreement of a Borrower Principal’s Family Member who is an employee of the Borrower);

(c)                                  a joint venture, partnership or limited liability company agreement (other than any such agreement entered into in connection with an investment made in the ordinary course of business);

(d)                                 a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Borrower, Cowen or Exchange Sub may be conducted or (ii) the use or development by the Borrower, Cowen or Exchange Sub of any type of securities product;

(e)                                  an agreement limiting or restricting the ability of the Borrower, Cowen or Exchange Sub to make distributions or declare or pay dividends in respect of its Capital Stock;

(f)                                    an agreement to make a capital expenditure (as defined in GAAP and which in no event shall include investments purchased in the ordinary course of business) in excess of $250,000; or

(g)                                 any other material agreement (other than a Fund Real Estate Agreement) not in the ordinary course of the business of the respective Loan Parties, which agreement provides for payments to or from any such entity in any one year period in excess of $250,000.

Notwithstanding the foregoing, with respect to Cowen, a “Significant Agreement” shall mean solely those agreements filed with the SEC as an exhibit to the Form 10-K for the year ended December 31, 2008 and the Form 10-Qs for the quarters ended March 31, 2009 and June 30, 2009 and the Asset Exchange Agreement and the Transaction Agreement.

7.14                        Event of Default.  No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.15                        Insurance.  The respective Loan Parties maintain sufficient insurance coverage to insure their respective properties and business against such risks and in such amounts as are prudent in the reasonable judgment of the Borrower and, other than with respect to errors and omissions coverage, customary in the places where such property and business is located in light of the business of the Loan Parties and the current use of such property.  Each insurance policy maintained by a Loan Party is in full force and effect and all premiums due thereon have been paid in full.

7.16                        Employee Benefit Plans.

(a)                                  As of the date hereof, the Borrower has delivered or made available to the Administrative Agent true and complete copies of all Plans, as in effect, and will make available all other employee plans, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any Plan intended to be qualified under Section 401(a) of the Code, and exempt from tax under Section 501(a) of the Code.  With respect to each Plan, true and complete copies of the (i) most recent annual actuarial valuation report, if any, (ii) the last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (iv) most recent annual and periodic accounting of related plan assets, if any, have been, or will be, delivered to or made available to the Administrative Agent and are, or will be, correct in all material respects.

(b)                                 As of the date hereof, neither the Borrower, Cowen or Exchange Sub nor, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Borrower, Cowen or Exchange Sub or any Plan.  As of any date after the date hereof that this representation is deemed to be made, neither the Borrower, Cowen or Exchange Sub, nor, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Borrower, Cowen or Exchange Sub or any Plan, except as has not had, and is not likely, alone or in the aggregate, with any other events in this Section 7.16 to have a Material Adverse Effect on the Borrower, Cowen and Exchange Sub taken as a whole, or individually.

(c)                                  As of the date hereof, all Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Borrower, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, which have been asserted or instituted against the Borrower, Cowen, Exchange Sub, any Plan or the assets of any trust for any Plan.  As of any date after the date hereof that this representation is deemed to be made, all Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Borrower, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, which have been asserted or instituted against the Borrower, Cowen, Exchange Sub, any Plan or the assets of any trust for any Plan, except as has not had, and is not likely, alone or in the aggregate, with any other events in this Section 7.16 to have a Material Adverse Effect on the Borrower, Cowen and Exchange Sub.

(d)                                 Each Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.  No Plan, nor any plan maintained or contributed to by any ERISA Affiliate (defined below), is or has been subject to Section 412 of the Code or Title IV of ERISA.  Neither the Borrower, Cowen, Exchange Sub nor any ERISA Affiliate contributes, has contributed or has been obligated to contribute, to or has any obligation or liability with respect to, any pension or retirement plan which is a “Multiemployer Plan”.  (For purposes of this Agreement, “ERISA Affiliate” means any member of a “controlled group” (as defined in Section 4971(e) (2) (B) of the Code) of which the Borrower is or has been a member.)

(e)                                  None of the assets of the Borrower or the First Tier Entities constitute plan assets of a plan subject to ERISA or section 4975 of the Code within the meaning of 29 C.F.R. 2510.3-101 as modified by section 3(42) of ERISA.

7.17                        Taxes.  Except as disclosed in Schedule 7.17, and except as has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or on any of the Borrower, Cowen or Exchange Sub individually, (i) all Tax Returns that are required to be filed on or before the date hereof by or with respect to a Loan Party, the Loan Parties or their respective operations or assets have been or will be timely filed on or before the date hereof with the appropriate governmental authorities, and all such Tax Returns are or will be true, complete and accurate, (ii) all Taxes shown to be due on such Tax Returns have been or will be timely paid when due or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of Taxes in respect of which such Tax Returns were required to be filed has expired without such returns having been examined, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) to the knowledge of the Borrower, no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i), (vi) there have not been any waivers of statutes of limitations with respect to any Taxes of the any Loan Party, (vii) there are no Liens on any of the assets of any Loan Party that arose in connection with a failure (or alleged failure) to pay any Taxes, (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with, in the case of agreements, or, in all other cases, with respect to a Loan Party and (ix) the reserve for Taxes set forth on the consolidated balance sheet of the Borrower as of December 31, 2008 is adequate for the payment of all Taxes for such entities through the date thereof and no Taxes have been incurred after December 31, 2008 which were not incurred in the ordinary course of business through the date hereof.

7.18                        Properties.

(a)                                  Each of the Loan Parties has good and marketable title to, or a valid leasehold interest in, all their material properties and assets, free and clear of all liens, except as disclosed in Schedule 7.18 and for Permitted Liens.

(b)                                 Schedule 7.18 sets forth a true and complete list, as of the date hereof, of each lease or sublease relating to real or personal property or interests in real or personal property leased by a Loan Party that involves annual rental payments by a Loan Party of $250,000 or more (collectively, the “Material Leases”).  As of the date hereof, all rents and additional rents due to date on each Material Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Material Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default by the lessee or event, occurrence, condition or other act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the lessee under such Material Lease.  As of any date after the date hereof that this representation is deemed to be made, all rents and additional rents due to date on each Material Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Material Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default by the lessee or event, occurrence, condition or other act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by the lessee under such Material Lease, except for any default which has not had, and is not likely, alone or in the aggregate, to have, a Material Adverse Effect on the Borrower, Cowen or Exchange Sub, taken as a whole, or individually.

(c)                                  Each of the Loan Parties has performed all obligations required to be performed by it with respect to all assets and properties leased by it through the date hereof and has not violated any of the terms or conditions under such lease, except where the failure to perform or violation of the terms or conditions under such lease has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub, individually.  All buildings and all fixtures, equipment and other property and assets which are held under leases or subleases by the Borrower, Cowen or Exchange, are held under valid leases or subleases, except where the failure to obtain such leases or subleases has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Borrower, Cowen or Exchange Sub, taken as a whole or individually.

7.19                        Intellectual Property.  Except as set forth in Schedule 7.19, as of the date hereof, each of the Borrower, Cowen or Exchange Sub own, or is licensed or otherwise possesses the rights to use, all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are necessary to the conduct of the business of the Borrower, Cowen or Exchange Sub as presently conducted, free and clear of all Liens (collectively, the “Intellectual Property Rights”).  Except as set forth in Schedule 7.19, as of the date hereof, there are neither any outstanding nor, to the knowledge of the Borrower, threatened disputes or disagreements with respect to any of the Intellectual Property Rights, except for such disputes or disagreements which have not had, and are not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  To the knowledge of the Borrower, none of the Loan Parties has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, nor, to the knowledge of the Borrower, has any other Person infringed on a continuing basis any rights that the Loan Parties have in the Intellectual Property Rights, except for any infringements which have not had, and are not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  The Intellectual Property Rights are valid, in use, and in full force and effect and have not been judged invalid or unenforceable, nor has any decision been rendered by any Governmental Authority which would limit or cancel the validity or enforceability of any of the Intellectual Property Rights except where such judgment of invalidity or unenforceability has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.

7.20                        Transactions with Affiliates.  Except as disclosed in Schedule 7.20, no Borrower Principal, nor any Affiliate thereof (other than a Loan Party) has on the date hereof, or since January 1, 2009 through the date hereof has had (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Loan Parties or (ii) any transaction with the Loan Parties (other than, in the ordinary course of business, (w) fees and compensation paid to and indemnity provided on behalf of, officers, employees, consultants or agents of the Loan Parties, and benefits received by such Persons in connection with participation in any Plans, (x) ordinary course reimbursement of expenses incurred on behalf of a Loan Party, (y) distributions in respect of the Borrower’s Capital Stock permitted under the HVB/Ramius Agreements and (z) transactions on terms no less favorable to a Loan Party than those which could have been obtained in an arm’s-length transaction with an unrelated third party and which provide for payments in any full year period of less than $250,000).

7.21                        Investment Contracts and Clients.  The aggregate assets under management by the Loan Parties as of June 30, 2009, December 31, 2008 and December 31, 2007 are accurately set forth on Schedule 7.21.

7.22                        Accuracy of Loan Documents and Information.  Neither this Agreement nor the other Loan Documents contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances in which they were made, not misleading.  To the knowledge of the Borrower, there are no facts that materially and adversely affect or are reasonably likely to materially and adversely affect the business, operations or condition (financial or otherwise) of the Loan Parties, or their respective properties and assets, in each case taken as a whole, which have not been set forth in this Agreement, the financial statements referred to in Section 7.10 hereto (including the footnotes thereto), the Loan Documents, or in any document, exhibit, certificate, opinion, schedule or statement in writing which has been supplied by or on behalf of the Loan Parties in connection with the transactions contemplated by the Loan Documents or in connection with the Administrative Agent’s due diligence process in connection with the transactions contemplated hereby.

7.23                        Accounting Records; Internal Controls.

(a)                                  The Loan Parties have records that accurately and validly reflect their respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets, except that, in the case of certain of such entities holding real estate assets, transactions are recorded on a tax basis.

(b)                                 Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to techniques and procedures utilized by companies of comparable size in similar lines of business, except where the failure to so duplicate and store such information has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.  The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Loan Parties in the operation of their respective businesses (including any disaster recovery facility) to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business, except where the failure to generate or retrieve such records has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or the Borrower, Cowen or Exchange Sub individually.

7.24                        Fiscal Year.  Its fiscal year is the calendar year.

7.25                        Investment Company Act.  Pursuant to an exemption from the definition of “investment company” within the meaning of the Investment Company Act of 1940, as amended, the Borrower is not subject to the Investment Company Act of 1940.

7.26                        Margin Stock.  It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used by it (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X.  It has not taken, and will not take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

7.27                        Anti-money Laundering.  It has received representations from each of the investors in its Managed Funds (each such investor, a “Fund Investor”) such that it has formed a reasonable belief that it knows the true identity of such Fund Investors.  To the best of its knowledge (based on these representations), no funds used in connection with this transaction are derived from illegal or suspicious activities.  To the best of its knowledge, none of its Fund Investors are contained on any list of “Specially Designated Nationals” or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”), nor are they citizens or residents of any country that is subject to embargo or trade sanctions enforced by OFAC.

8.                                      AFFIRMATIVE COVENANTS.

So long as any Lender has any commitment to lend to the Borrower hereunder, and until payment and satisfaction in full of the Borrower’s Obligations, the Borrower hereby agrees that:

8.1                               Financial Statements and Other Reports.  The Borrower shall deliver to the Administrative Agent:

(a)                                  as soon as available and in any event within 50 days (or such later date as financial statements required by this clause (a) are permitted to be filed by the Borrower with the SEC under the Securities Exchange Act) under after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated statement of assets and liabilities of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Borrower on its behalf by its chief financial officer (in his capacity as such) that such statements fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as at the dates indicated and the results of operations of the Borrower and its consolidated Subsidiaries for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years subject to changes resulting from audit and normal year-end adjustments;

(b)                                 as soon as available and in any event within 95 days (or such later date as financial statements required by this clause (b) are permitted to be filed by the Borrower with the SEC under the Securities Exchange Act) after the end of each fiscal year, (i) the consolidated statement of assets and liabilities of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, (ii) the related consolidated statements of income and special allocation for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and certified by the Borrower on its behalf by its chief financial officer (in his capacity as such) that such statements fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as at the dates indicated and the results of operations of the Borrower and its consolidated Subsidiaries for the periods indicated, and (iii) a report thereon of independent certified public accountants of recognized national standing, which report shall be unqualified as to scope of audit, shall express no doubt about the ability of the Borrower to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(c)                                  together with the financial statements provided pursuant to Section 8.1(a) and (b), a compliance certificate in a form mutually agreed to by the Borrower and the Administrative Agent (the “Compliance Certificate”), certified to be true and correct, stating that no Potential Default or Event of Default exists and, if any Potential Default or Event of Default then exists, setting forth the details thereof and the action which it is taking or proposes to take with respect thereto;

(d)                                 as soon as reasonably practicable after receipt thereof, a copy of any “management” letter from the Borrower’s independent certified public accountant to the Borrower’s management with respect to such accountant’s audit of the Borrower’s financial statements;

(e)                                  as soon as available, but in any event within two (2)  Business Days after the end of each calendar week, a report substantially in the form previously delivered to and confirmed as acceptable by the Administrative Agent, together with a certificate in a form mutually acceptable to the Borrower and the Administrative Agent stating the percentage ownership interests necessary to compute the Net Investment Balance (such report and certificate, together, the “Weekly Report”) which sets forth, inter alia, (w) the current market value of its financial assets and cash, identifying all investments acquired, sold or otherwise disposed of by it during the preceding week; (x) a calculation of the Asset Coverage Shortfall (if any) as of the end of such monthly period; and (y) the Valuation Decline Rate during the immediately preceding calendar month, calendar quarter and calendar year (determined with respect to such calendar quarters and calendar years on a rolling basis);

(f)                                    as soon as available, all information delivered to the SEC in connection with any request by the Borrower to extend the deadline applicable to it with respect to delivery of financial reports to the SEC pursuant to the Securities Exchange Act.

(g)                                 as soon as available, and in any event within five (5) Business Days of the date of exercise by the Borrower of any distribution or redemption rights with respect to the

Enterprise Investment, copies of all documentation executed and delivered by the Borrower in connection therewith;

(h)                                 copies of all financial statements, material reports and notices, and other material information at any time or from time to time prepared by it or on its behalf and furnished to its Fund Investors generally;

(i)                                     Within 15 Business Days of the date the Borrower knows or should have known that one or more of the events specified in Event of Termination has occurred with respect to a Plan or a Multiemployer Plan, the Borrower shall so advise the Administrative Agent, which notice shall specify the actions to be taken by Seller or an ERISA Affiliate in connection with such event; and

(j)                                     Other Information.  Such other information concerning its business, properties, or financial condition as the Administrative Agent shall reasonably request.

8.2                               Access to Information.

(a)                                  The Borrower shall, and shall cause the other Loan Parties and each of such entity’s officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees and authorized agents, accountants, counsel, representatives and Affiliates of the Administrative Agent reasonable access upon reasonable advance notice, during regular business hours, to the offices, properties, other facilities, books and records of the Loan Parties and to those officers, directors, key employees, accountants and counsel of the Loan Parties who have knowledge of the business or operations of the Loan Parties and (ii) to furnish to the officers, employees and authorized agents, accountants, counsel, representatives and Affiliates of the Administrative Agent such additional existing financial and operating data and other information regarding the assets, properties and goodwill of the Loan Parties (or legible copies thereof) as the Administrative Agent may from time to time reasonably request; provided, however, that the Borrower may elect not to afford access to any such persons or materials, or furnish any such materials, if the Borrower believes upon a written opinion of counsel that such election is reasonably necessary to preserve attorney-client privilege.

(b)                                 Within ten days of receipt thereof, the Borrower shall, and shall cause the other Loan Parties to, provide the Administrative Agent with copies of any correspondence received by such entity from any Governmental Authority relating to any inquiry, claim, suit, action or proceeding resulting from such entity’s alleged violation of any material law, ordinance, regulation, order, writ, permit, license or authorization promulgated by such Governmental Authority.

(c)                                  Upon the request of the Administrative Agent, the Loan Parties shall request that their independent certified public accountants make available to the Administrative Agent all working papers produced in connection with such accountant’s audit of the respective entity’s financial statements for each fiscal year through the Maturity Date.  The Lenders shall pay all fees or other reasonable expenses of the Borrower’s independent certified public accountants incurred in connection with the obligations set forth in the preceding sentence.

8.3                               Maintenance of Existence and Rights.

(a)                                  It will preserve and maintain its existence.

(b)                                 It shall preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to have a Material Adverse Effect.

8.4                               Compliance with Law.  The Borrower shall, and shall cause the other Loan Parties to, conduct their respective businesses in material compliance with any applicable law, ordinance, regulation, order, writ, permit, license or other authorization of any Governmental Authority of the United States, the Cayman Islands and any other jurisdiction in which any of the Loan Parties conducts a material part of its respective business (the “Material Jurisdictions”).  In any jurisdiction other than the Material Jurisdictions, the Borrower shall, and shall cause the other Loan Parties to, conduct their respective businesses in compliance with any applicable law, ordinance, regulation, order, writ, permit, license or other authorization of any Governmental Authority in any such jurisdiction, except where the failure to so comply with any applicable law, ordinance, regulation, order, writ, permit, license or other authorization has not had, and is not likely, alone or in the aggregate, to have a Material Adverse Effect on the Loan Parties, taken as a whole, or individually.

8.5                               Payment of Taxes.  It will pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it, upon its income or profits, or upon any property belonging to it before delinquent, if such failure would reasonably be expected to have a Material Adverse Effect; provided, however, that it shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate funded reserves therefor have been established.

8.6                               Notice of Default.  It will provide to the Administrative Agent, within five (5) Business Days after having knowledge of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which it proposes to take with respect thereto.

8.7                               Compliance with Loan Documents.  Unless otherwise approved in accordance with the terms of this Credit Agreement, it will promptly comply with any and all covenants and provisions of the Loan Documents executed by it.

8.8                               Books and Records; Access.  Following three (3) Business Days’ prior written notice, it will give the Administrative Agent or any Lender or any of their respective representatives access during normal business hours to, and permit the Administrative Agent, any Lender or any such representative to examine, copy, or make excerpts from, any and all books, records, and documents in its possession relating to its affairs.  Prior to an Event of Default, such inspection(s) shall be at the expense of the Administrative Agent, and while an Event of Default exists, such inspection(s) shall be at the expense of the Borrower payable upon three (3) Business Days’ prior written notice.

8.9                               Operations and Properties.  It will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of its business so as not to incur a Material Adverse Effect.

8.10                        Insurance.  It will maintain insurance on its present and future properties, assets, business, officers, directors and managers against such liabilities, casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of the securities industry and the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

8.11                        Maintenance of Liens.  It shall perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent to report, file, and record every instrument that the Administrative Agent may deem necessary in order to perfect and maintain the Administrative Agent’s liens and security interests in its Collateral and otherwise to preserve and protect the rights of the Administrative Agent and the Lender in such Collateral.

8.12                        Net Investment Balance.  Until such time as the Obligations shall have been paid in full and the Loan Documents shall have been terminated, the Borrower and Exchange Sub shall be permitted to liquidate or distribute their interests in the Enterprise Investment provided that the Borrower shall, and shall cause Exchange Sub to, apply the proceeds of such liquidation or distribution of its Enterprise Investment to the repayment and satisfaction of the Obligations; provided however, that no repayment shall be required pursuant to this Section 8.12 (or the prepayment required shall be limited to the amount required so that) if, immediately after giving effect to such liquidation or distribution:

(a)                                no Event of Default or Potential Default would exist;

(b)                                 no Asset Coverage Shortfall would exist; and

(c)                                  all other conditions set forth in Section 6.2 hereof would be satisfied.

9.                                      NEGATIVE COVENANTS.

So long as the Lender has any commitment to lend hereunder and until payment and performance in full of the Obligations under this Credit Agreement and the other Loan Documents, the Borrower hereby agrees that:

9.1                               Agreements.  It shall not alter, amend, modify, terminate, or change any provision of its Constituent Documents in a manner which would have a Material Adverse Effect on the Borrower or any First Tier Entity taken as a whole, or individually; provided, however, the Borrower may amend its Constituent Documents to change its name to Cowen Group, Inc.

9.2                               ERISA Compliance.  It shall not (i) engage, or permit any ERISA Affiliate (to the extent such permission is within the control of a Loan Party) to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate (to the extent such permission is within the control of a Loan Party) to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; or (iv) fail, or permit any ERISA Affiliate (to the extent such permission is within the control of a Loan Party) to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

9.3                               Restricted Payments.  Except as provided on Schedule 9.3, the Borrower shall not declare or pay or make any distribution in respect of, or repurchase, any of its Capital Stock other than:  (i) distributions pursuant to the HVB/Ramius Agreements and (ii) distributions as determined by the Board of Directors of the Borrower, provided that, after giving effect thereto and to any related issuance of Capital Stock in accordance with the HVB/Ramius Agreements, the Borrower’s Net Worth exceeds $125 million.  Notwithstanding the foregoing, the distributions permitted by this Section 9.3 made in connection with the issuance of additional Capital Stock shall be conditioned on compliance with, and subject to, the relevant HVB/Ramius Agreements.

9.4                               Incurrence of Additional Debt.  The Borrower shall not, and shall not permit the First Tier Entities to, incur any Debt other than Debt under the Loan Documents and the Debt set forth in Schedule 9.4.  The Borrower shall not permit the Loan Parties other than the Borrower and the First Tier Entities to incur any Debt other than Permitted Debt.

9.5                               Limitation on Liens.  The Borrower shall not, and shall not permit the First Tier Entities to incur, any Liens on or with respect to any property now owned or hereafter acquired by such parties other than Liens incurred to secure the Loan Documents.  The Borrower shall not, and shall not permit the other Loan Parties to, incur any Lien on or with respect to any property now owned or hereafter acquired by such Loan Parties to secure any Debt without making effective provision for securing the Obligations under this Agreement (i) equally and ratably with such Debt as to such property for so long as such Debt will be so secured or (ii) in the event such Debt is Subordinated Debt, prior to such Debt as to such property for so long as such Debt will be so secured; provided, however, that all other Loan Parties shall be permitted to incur Liens to secure Secured Debt, Trading Debt, Securities Lending Debt, Rate Hedging Obligations and Refinancing Debt.

9.6                               Merger, Consolidation or Sale of Assets.  The Borrower shall not, nor shall it permit the other Loan Parties to, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its respective assets; provided, that any of such Subsidiaries may consolidate or merge with or into, or transfer all or substantially all of its assets to, another such Subsidiary or the Borrower, and provided further, that the following transactions shall be permitted:

(a)                                  asset sales not exceeding in the aggregate during the term of the Facility 17.0% of the total net consolidated assets of the Borrower as of the Transaction Closing Date and

(b)                                 the disposition (through sale or merger or otherwise) of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole so long as the purchase price of the assets subject to the disposition is at least equal to (i) if the disposition occurs prior to the first anniversary of the Transaction Closing Date, the book value of such assets as of the

Transaction Closing Date, and (ii), if such disposition occurs at any time thereafter, 110% of the book value of such assets as of the Transaction Closing Date.

Nothing in this Section 9.6 shall operate to prevent the transactions contemplated by the Asset Exchange Agreement or the Transaction Agreement.

9.7                               Transactions with Affiliates.

(a)                                  The Borrower shall not, and shall not permit any of the other Loan Parties to, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any Affiliate of the Borrower, Cowen or Exchange Sub as applicable, or any Borrower Principal or any Affiliate or Family Member of a Borrower Principal, Cowen or Exchange Sub (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under Section 9.7(b) and (y) Affiliate Transactions on terms that are no less favorable to the Borrower or such Subsidiary, Cowen or Exchange Sub as applicable, than those that might reasonably have been obtained or are obtainable in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Borrower or, any Borrower Principal.

(b)                                 The restrictions set forth in Section 9.7(a) shall not apply to:  (i) reasonable fees and compensation paid to, and indemnification for, officers, employees, consultants or agents of any Loan Party; (ii) transactions between or among the Borrower and any of the other Loan Parties; (iii) any agreement or arrangement as in effect on the date hereof or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to the Borrower or any other Loan Party in any material respect than the original agreement or arrangement as in effect on the date hereof and provided that the material terms of all such agreements or arrangements have been disclosed in writing to the Administrative Agent prior to the date hereof; (iv) any distribution in respect of, or repurchase of, the Borrower’s Capital Stock permitted under this Agreement; (v) transactions between or among the Borrower, any of the other Loan Parties and any Managed Fund; and (vi) transactions between or among the Loan Parties and any Lender or any of the Lenders’ Affiliates.

9.8                               Financial Condition.

(a)                                  The Borrower shall not permit its Net Worth, as set forth in its financial statements for the most recent fiscal quarter for which such financial statements are then available, to be less than $100 million.

(b)                                 The Borrower shall not permit its Debt Ratio to exceed 50%.  For purposes of this subsection, the Borrower’s “Debt Ratio” at any given time shall equal (i) the Borrower’s Debt (excluding Trading Debt, Secured Debt and Fund Consolidation Debt and including only the net amount of any Securities Lending Debt) divided by (ii) the aggregate shareholder’s equity of the Borrower, in both cases, as set forth in its consolidated financial statements for the most recent fiscal quarter for which such financial statements are then available.

9.9                               Changes in Accounting Principles.  None of the Loan Parties shall in any material way alter any of their respective Accounting Principles unless such change is made in accordance with a change in GAAP or applicable law to which such entity is subject.

9.10                        Fiscal Year.  The Borrower shall not change its fiscal year.

9.11                        Intellectual Property.  The Borrower shall use reasonable commercial efforts to obtain, and cause the First Tier Entities to obtain, all such licenses related to the Intellectual Property Rights (as such term is defined in Section 7.19) necessary to the conduct of the business of the Borrower and such First Tier Entities as presently conducted, except where such failures to obtain any such licenses, have not had, and are not likely, alone or in the aggregate, to have a Material Adverse Effect on the Borrower or the First Tier Entities, taken as a whole or individually.

9.12                        Use of Proceeds.  The Borrower shall use the proceeds of the Loan (i) to refinance the loans outstanding pursuant to the Bridge Credit Agreement (ii) to pay the purchase price under the Asset Exchange Agreement and (iii) for general corporate purposes.

9.13                        Additional Reporting Requirements.  The Borrower shall furnish to the Administrative Agent:

(a)                                  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, affecting the Borrower or any First Tier Entity, which, if determined adversely to such party, could have a Material Adverse Effect on the Borrower or any First Tier Entity, taken as a whole or individually; and

(b)                                 Promptly after the occurrence thereof, any other development known to the Borrower that has resulted in, or is likely, alone or in the aggregate, to have a Material Adverse Effect on the Borrower or any First Tier Entity, taken as a whole, or individually.

9.14                        Board Approval.  The approval of a majority of the Board of Directors of the Borrower shall be required with respect to any material transactions of the Borrower which are not undertaken in the ordinary course of business, including, without limitation, the issuance of capital stock and the distribution of dividends.

10.                               EVENTS OF DEFAULT.

10.1                        Events of Default.  An “Event of Default” shall exist upon the occurrence and continuance of any one or more of the following events (herein collectively called “Events of Default”),:

(a)                                  the Borrower shall fail to pay when due:  (i) any principal of its Obligations; or (ii) any interest on its Obligation or any fee, expense, or other payment required hereunder, and such failure under this clause (ii) shall continue for three (3) days following the date the Administrative Agent notifies the Borrower in writing of such failure (except for the failure to pay its Obligations in full on the Maturity Date for which no notice shall be required);

(b)                                 any representation or warranty made by the Borrower under this Credit Agreement, or any of the other Loan Documents executed by it, or in any certificate or statement furnished or made to the Administrative Agent by it pursuant hereto or in connection herewith or with its Obligations, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after written notice thereof is delivered to the Borrower by the Administrative Agent;

(c)                                  except as expressly provided in the following clause (d), a default shall occur in the performance by the Borrower of any of the covenants or agreements contained in any Loan Documents executed by it and such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after written notice thereof has been given by the Administrative Agent to the Borrower;

(d)                                 a default shall occur in the performance by the Borrower of any of the covenants or agreements of the Borrower contained in Article 9 hereof;

(e)                                  a default shall occur in the performance by the Borrower of any of the covenants or agreements of the Borrower contained in Section 8.1(a)(ii) or 8.1(b) and such default shall continue uncured to the satisfaction of the Administrative Agent for the period of three (3) Business Days after written notice thereof has been given by the Administrative Agent to the Borrower;

(f)                                    any of the Loan Documents executed by the Borrower shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable against the Borrower in accordance with the terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(g)                                 default shall occur in the payment of any recourse indebtedness or Guaranty Obligation of the Borrower (other than its Obligations), in an aggregate amount greater than or equal to $500,000, and such default shall continue for more than the applicable period of grace, if any;

(h)                                 the Borrower shall:  (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership or corporate action for the purpose of effecting any of the foregoing;

(i)                                     an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Borrower or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Borrower for of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days;

(j)                                     any final judgment(s) for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against the Borrower and such judgment or judgments remain unsatisfied for a period of sixty (60) days or would reasonably be expected to have a Material Adverse Effect, unless covered by insurance or unless being appealed and the Borrower has posted a bond or cash collateral;

(k)                                  either (i) any of the assets of the Borrower or a First Tier Entity become plan assets of a plan subject to ERISA or section 4975 of the Code within the meaning of 29 C.F.R. 2510.3-101 as modified by section 3(42) of ERISA or (ii) an Event of Termination shall occur which may reasonably be expected to result in a Material Adverse Effect;

(l)                                     there shall have occurred any material impairment of the security interest of the Administrative Agent in the Collateral.

10.2                        Remedies upon Event of Default with Respect to the Borrower.  (a) If an Event of Default shall have occurred and be continuing with respect to the Borrower, then the Administrative Agent may:  (i) suspend the Commitment until such Event of Default is cured; (ii) terminate the Commitment; (iii) declare the principal of, and all interest then accrued on, the affected Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which the Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; or (iv) without notice of default or demand, pursue and enforce any of the Administrative Agent’s rights and remedies against the Borrower under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided, however, that if any Event of Default specified in Section 10.1(h) or Section 10.1(i) hereof shall occur, the principal of, and all interest on, the Obligations of the Borrower shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrower hereby expressly waives.

11.                               THE ADMINISTRATIVE AGENT.

11.1                        Appointment and Authorization of the Administrative Agent.  The Lenders hereby irrevocably appoint, designate and authorize the Administrative Agent to take such action on their behalf under the provisions of this Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

11.2                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, including such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, such agent, sub-agent or attorney-in-fact.  Any such agent, sub-agent or other Person retained or employed pursuant to this Section 11 shall have all the benefits and immunities provided to the Administrative Agent in this Section 11.

11.3                        Liability of the Administrative Agent.  The Administrative Agent shall (a) not be liable for any action taken or omitted to be taken by it or through agents, employees or attorneys-in-fact under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) not be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

11.4                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

11.5                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder, except with respect to Borrower defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of a Lender, unless the Administrative Agent shall have received written notice from such Lender or the Borrower referring to this Credit Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as may be directed by the Required Lenders in accordance with Section 13.1 hereof; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.6                        Credit Decision; Disclosure of Information by the Administrative Agent.  The Lenders acknowledge that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to a Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide the Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent.

11.7                        Indemnification of the Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless the Administrative Agent from and against any and all costs, losses and damages incurred by it; provided, however, that the Lenders not shall be liable for the payment to the Administrative Agent of any portion of such costs, losses and damages to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Total Commitment, the payment of the Obligations and the resignation of the Administrative Agent.

11.8                        The Administrative Agent in its Individual Capacity.  The Administrative Agent may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party as though it were not the Administrative Agent hereunder and without notice to or consent of any other Credit Party and such other Credit Parties acknowledge that, pursuant to such activities, the Administrative Agent may receive information regarding the Loan Parties (including information that may be subject to confidentiality obligations in favor of such Loan Parties) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent.

11.9                        Successor Administrative Agent.  Administrative Agent may, at any time, resign as the Administrative Agent upon 30 days’ notice to the Lenders and the Borrower and such resignation shall become effective upon the appointment of a successor Administrative Agent in accordance with this paragraph.  If the Administrative Agent resigns under this Credit Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, with the consent of the Borrower, at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of any other Lender.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

11.10      The Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and Administrative Agent allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lenders to make such payments to Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of a Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of a Lender or to authorize the Administrative Agent to vote in respect of the claim of a Lender in any such proceeding.

11.11      Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in the Administrative Agent’s discretion, to release any Lien on the Collateral granted to or held by Administrative Agent under any Loan Document (a) upon termination of the Commitments of the Lenders and payment in full of the Obligations (other than contingent indemnification obligations) to which such Collateral pertains, or (b) in accordance with any such Loan Document.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Collateral.

12.          THE ISSUING BANK.

12.1       Appointment.  The Lenders hereby designate Bayerische Hypo -und Vereinsbank AG, acting through its New York Branch, as Issuing Bank to act as specified herein and in the other Loan Documents.  Each Lender hereby irrevocably authorizes the Issuing Bank to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Issuing Bank by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Issuing Bank may perform any of its duties hereunder or under the other Loan Documents by or through its officers, directors, agents, employees or Affiliates.

12.2        Nature of Duties.  The Issuing Bank shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents.  None of the Issuing Bank or any of its officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their bad faith, fraud, willful misconduct or gross negligence.  The duties of the Issuing Bank shall be mechanical and administrative in nature; the Issuing Bank shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the Holder of any Note; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Issuing Bank any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

12.3        Lack of Reliance on the Issuing Bank.  Independently and without reliance upon the Issuing Bank, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Credit Party in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party and, except as expressly provided in this Agreement, the Issuing Bank shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of each Credit Party or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of each Credit Party or the existence or possible existence of any Default.

12.4        Certain Rights of the Issuing Bank.  If the Issuing Bank shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Issuing Bank shall be entitled to refrain from such act or taking such action unless and until the Issuing Bank shall have received instructions from the Lenders, and the Issuing Bank shall not incur any liability to any Person by reason of so refraining.  Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Issuing Bank as a result of the Issuing Bank acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders or such greater percentage as is required pursuant to this Agreement.

12.5        Reliance.  The Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Issuing Bank believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Issuing Bank.

12.6        Indemnification.  To the extent the Issuing Bank is not reimbursed and indemnified by a Credit Party, the Lenders shall reimburse and indemnify the Issuing Bank, in proportion to their respective Voting Percentage as used in determining the Lender, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Issuing Bank in performing its duties hereunder or under any other Loan Document, in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s willful misconduct or gross negligence.

12.7        The Issuing Bank in Its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Issuing Bank in its individual capacity shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Issuing Bank in its individual capacity.  The Issuing Bank in its individual capacity may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with each Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from each Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lender.

12.8        Resignation by the Issuing Bank.  The Issuing Bank may resign from the performance of all its functions and duties hereunder and/or under the other Loan Documents at any time by giving thirty (30) days’ prior written notice to each Credit Party and the Lenders.  Such resignation shall take effect upon the appointment of a successor Issuing Bank.  Upon any such notice of resignation, the Lenders shall appoint a successor Issuing Bank hereunder or thereunder who shall be a commercial bank or trust company and, unless an Event of Default is then in existence, shall be reasonably acceptable to each Credit Party.  If a successor Issuing Bank shall not have been so appointed within such thirty (30) day period, the Issuing Bank, with (unless an Event of Default is then in existence) the consent of the Borrower (which consent shall not be unreasonably withheld), shall then appoint a successor Issuing Bank who shall serve as Issuing Bank hereunder or thereunder until such time, if any, as the Lender appoint a successor Issuing Bank as provided above.  If no successor Issuing Bank has been appointed by the thirtieth (30th) Business Day after the date such notice of resignation was given by the Issuing Bank, the Issuing Bank’s resignation shall become effective and the Lenders shall thereafter perform all the duties of the Issuing Bank hereunder and/or under any other Loan Document until such time, if any, as the Lenders appoint a successor Issuing Bank as provided above.

13.          MISCELLANEOUS.

13.1        Amendments and Waivers; Voting Rights.  Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and approved by the Borrower and the Required Lenders; provided, that the consent of each Lender (with Obligations being directly affected thereby in the case of the following clause (i)) shall be required for any such change, waiver, discharge or termination seeking to (i) extend any time fixed for the payment of any principal of the Loans, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post- default increase in interest rates) or fees thereon, or reduce the principal amount thereof, or change the currency of payment thereof, (ii) release all or substantially all of the Collateral (in each case except as expressly provided in the

Loan Documents), (iii) amend, modify or waive any provision of this Section 13.1, (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments are included on the Closing Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement provided, further, that no such change, waiver, discharge or termination shall (x) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications (otherwise permitted hereunder) of conditions precedent, covenants or Defaults shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (y) without the consent of the Issuing Bank, amend, modify or waive any provision of this Agreement which relates to the rights or obligations of the Issuing Bank in its capacity as Issuing Bank or (z) without the consent of the Administrative Agent, amend, modify or waive any provision of Article 11 as same applies to the Administrative Agent, or any other provision as same relates to the rights or obligations of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans and the Lender Notes.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing, to the extent so provided herein; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.

13.2        Setoff.  In addition to any rights and remedies of a Lender provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other obligor, any such notice being waived by the Borrower to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of the Borrower, against any and all Obligations of the corresponding Borrower owing to such Lender, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Credit Agreement or any other Loan Document and although such Obligations may be contingent or unmatured.  The Lender agrees promptly to notify the Borrower after any such setoff and application made by any Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

13.3        Payments Set Aside.  To the extent that the Borrower makes a payment to a Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Lender) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

13.4        Waiver.  No failure to exercise, and no delay in exercising, on the part of a Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right.  The rights of any Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by Law.  No modification or waiver of any provision of this Credit Agreement, the Notes (if any) or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

13.5        Payment of Expenses.  The Borrower agrees to pay, within five (5) days after receipt of written notice therefrom:  (a) the Administrative Agent for all reasonable out-of-pocket costs and expenses, including all Attorney Costs, incurred by the Credit Parties in connection with the preparation, negotiation, execution and delivery of the Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, and (b) the Administrative Agent for all out-of-pocket costs and expenses incurred by any Credit Party in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under the Loan Documents against the Borrower (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all fees and disbursements of any law firm or other external counsel.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent.  The agreements in this Section shall survive the termination of the Commitment and the repayment of all the other Obligations.

13.6        Indemnification by Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower agree to indemnify, save and hold harmless the Credit Parties and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each an “Indemnitee” and collectively the “Indemnitees”) from and against:  (a) any and all claims, demands, actions or causes of action that may at any time be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, the Commitments, the use or contemplated use of the proceeds of the Loans or Letter of Credit, or the relationship of the Loan Parties and/or the Credit Parties under the Loan Documents; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable and documented Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; provided that no Indemnitee shall be entitled to indemnification for consequential damages or any claim, demand, action, cause of action or proceeding caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee, and provided further that Article 4 (instead of this Section 13.6) shall govern indemnity with respect to the matters addressed in such article (including, without limitation, Taxes).  The agreements in this Section shall survive the termination of the Commitments and the repayment of all the other Obligations and shall be construed in accordance with the provisions in Section 13.8 with respect to the Obligations of the Borrower.

13.7        Notice.  Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective:  (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified on Schedule I; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified on Schedule I; (c) if by FedEx or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address specified on Schedule I; or (d) if by telephone, on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party on Schedule I.  Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 13.7.  Upon receipt of any such notice, the Administrative Agent will update Schedule I accordingly.

13.8        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

13.9        Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.  Any suit, action or proceeding against any party hereto with respect to the Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, and each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding.  Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such Person’s address specified pursuant to Section 13.7 hereof.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objections which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  THE CREDIT PARTIES AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES (IF ANY) OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.10      Invalid Provisions.  If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.  If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

13.11      Entirety.  This Credit Agreement and the other Loan Documents are intended by the parties hereto and thereto as the final, complete and exclusive statement of the transactions evidenced herein and therein, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of such parties.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Credit Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Credit Agreement and the other Loan Documents.  There are no unwritten oral agreements between such parties.

13.12      Successors and Assigns.

(a)           Binding Effect.  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.

(b)           Assignments.

(i)            The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Credit Parties.

(ii)           Each Lender may at any time assign to one or more Eligible Lender (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans) with the prior written consent of the Borrower; provided, that no Borrower’s consent shall be required for any assignment of such rights or obligations by a Lender (x) to an Affiliate of a Lender or (y) to a Related Fund, in each case, so long as such assignment does not result in any increased borrowing costs or any additional amounts payable as of the date of such assignment pursuant to Section 4.1, Section 4.5 or Section 4.6.  All such assignments shall be documented pursuant to an Assignment and Assumption Agreement.

(iii)          The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to the Lenders pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, and the Credit Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Loan Parties and the Credit Parties, at any reasonable time and from time to time upon reasonable prior notice.

(iv)          Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an Assignee and any written consent to such assignment required by paragraph (b)(ii) of this subsection, the Administrative Agent shall accept such Assignment and Assumption Agreement, record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(v)           On or prior to the effective date of any assignment pursuant to this subsection 13.12(b), the assigning Lender shall surrender any outstanding Notes held by it of which all or a portion is being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(c)           Participations.  Each Lender may at any time, without the consent of, or notice to the Borrower sell participations to any Person (other than a natural person or the Borrower or any Affiliates of the Borrower) (each a “Participant”) in all or a portion of the Lenders’ rights and/or obligations under this Credit Agreement; provided, however, that (i) the Lenders’ rights and obligations under this Agreement shall remain unchanged, (ii) the Lenders shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Administrative Agent in connection with its rights and obligations under this Agreement, (iv) in any bankruptcy proceeding in respect of the Borrower, the Administrative Agent shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in its name (whether such rights or obligations are for its own account or for the account of any Participant) and (v) no Participant shall have any right to approve any amendment or waiver of any provision of this Agreement, any Note or any other Loan Document or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, any outstanding Loan, in each case to the extent the same is subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, any outstanding Loan, in each case to the extent the same is subject to such participation.  In the case of any such participation, notwithstanding anything to the contrary in the Loan Documents, all amounts payable by the Borrower pursuant to Section 4.1, Section 4.5 or Section 4.6 shall be determined as if the relevant Lender had not sold such participation, and a Borrower shall not be obligated to make any greater payment under Section 4.1, Section 4.5 or Section 4.6 than it would have been required to make in the absence of such participation.

(d)           Pledge by Lender.  Each Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.13      Maximum Interest.  Regardless of any provision contained in any of the Loan Documents, no Lender shall be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that a Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower, as applicable.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, the Borrower and each Lender shall, to the maximum extent permitted under applicable Law:  (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Lenders shall refund to the Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations.

13.14      Confidentiality.  Each of the Credit Parties agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures of handling confidential information of the same nature, any Confidential Information; provided, however, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to directors, officers, employees, Affiliates, agents, accountants, counsel and any other advisors of such Credit Party on a need-to-know basis; provided that such Persons are advised of the confidential nature of such information and their obligation to keep such information confidential, (iii) to bank examiners, auditors or accountants, any Governmental Authority or to any other regulatory agency or body with proper authority (including nongovernmental regulatory agencies or bodies), (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) to a Subsidiary or Affiliate of such Credit Party on a need-to-know basis in connection with a transfer permitted by Section 13.12, provided that such Persons are advised of the confidential nature of such information and their obligation to keep such information confidential, (vi) to any assignee or participant (or prospective assignee or participant) so long as the Lender making such assignment or selling such participation shall procure that such assignee or participant (or prospective assignee or participant) first executes and delivers to the Lender an agreement for the benefit of the Borrower to the effect that it is bound by the provisions of this Section 13.14, (vii) to any credit rating agency that rates the financial condition or the claims paying ability of the Lender or the financial condition or assets of the Borrower, or (viii) with the consent of the Borrower.  Nothing in the Loan Documents shall limit the disclosure of the tax treatment or tax structure of any transaction under or contemplated by any Loan Document.  As used in this paragraph, the term “tax treatment” refers to the purported or claimed U.S. federal income tax treatment and the term “tax structure” refers to any fact that may be relevant to understanding the purported or claimed

U.S. federal income tax treatment, provided that, (A) for the avoidance of doubt, except to the extent otherwise established in published guidance by the U.S. Internal Revenue Service, tax treatment and tax structure shall not include, the name of, contact information for, or any other similar identifying information regarding the Borrower or the Lenders (including the names of any employees or affiliates thereof) and (B) nothing in this paragraph shall limit the ability of the Borrower or the Lenders to make any disclosure to the Borrower’s or Lenders’ tax advisors or to the U.S. Internal Revenue Service.

13.15      Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

13.16      Survival.  All representations and warranties made by the Borrower herein shall survive delivery of the Notes (if any) and the making of the Loans.

13.17      USA Patriot Act Notice.  The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, and other information that will allow the Administrative Agent to identify the Borrower in accordance with the Patriot Act.

13.18      Multiple Counterparts; Facsimile Execution.  This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart.  In furtherance and not in limitation of the foregoing, the execution and delivery to the Administrative Agent or its counsel by any of the undersigned parties of a duly executed signature page shall constitute, for all purposes, the execution and delivery by such party of an original signature page with respect to this Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

LEXINGTONPARK PARENT CORP. (to be renamed COWEN GROUP, INC.), as Borrower

By:	/s/ Jeffrey M. Solomon
Name: Jeffrey M. Solomon
Title: President

By:	/s/ Christopher A. White
Name: Christopher A. White
Title: Vice President

[Signature Page to Secured Revolving Credit Agreement - LexingtonPark Parent Corp.]

ADMINISTRATIVE AGENT:

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Michael A. Imperiale
Name: Michael A. Imperiale
Title: Director

By:	/s/ Rebecca Jones
Name: Rebecca Jones
Title: Vice President

SIGNATURE PAGE- LPPC CREDIT AGREEMENT-NOVEMBER 2, 2009

ISSUING BANK:

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Issuing Bank

By:	/s/ Michael A. Imperiale
Name: Michael A. Imperiale
Title: Director

By:	/s/ Rebecca Jones
Name: Rebecca Jones
Title: Vice President

SIGNATURE PAGE- LPPC CREDIT AGREEMENT-NOVEMBER 2, 2009

FRONTING BANK:

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Fronting Bank

By:	/s/ Michael A. Imperiale
Name: Michael A. Imperiale
Title: Director

By:	/s/ Rebecca Jones
Name: Rebecca Jones
Title: Vice President

SIGNATURE PAGE- LPPC CREDIT AGREEMENT-NOVEMBER 2, 2009

LENDER:

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Michael A. Imperiale
Name: Michael A. Imperiale
Title: Director

By:	/s/ Rebecca Jones
Name: Rebecca Jones
Title: Vice President

SIGNATURE PAGE- LPPC CREDIT AGREEMENT-NOVEMBER 2, 2009

LENDER:

UNICREDIT BANK AUSTRIA AG

By:	/s/ Gavin Burke
Name: Gavin Burke
Title: Managing Member

By:	/s/ Michael A. Imperiale
Name: Michael A. Imperiale
Title: Director